Exhibit 10.12
Zhejiang Guangsha Stock Co., Ltd

Zhejiang Guangsha Hydropower Investment Co., Ltd
And

China Hydroelectric Corporation
In Matter of

Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd
Enter

Equity Interest Transfer Contract
December 13, 2007

Contents

Chapter One Definitions of the Contract	3

Chapter Two Transfer Object	9

Chapter Three Purchase Price	10

Chapter Four Capital Increase	13

Chapter Five Authorization Approval and Handover	14

Chapter Six Assumption of Credits and Debts	17

Chapter Seven Rights and Obligations	19

Chapter Eight: Fulfillment and Unilateral Termination	24

Chapter Nine Representations And Warranties By The Parties	26

Chapter Ten Employees	36

Chapter Eleven Confidentiality	38

Chapter Twelve Breach Of Contract	39

Chapter Thirteen Force Majeure	41

Chapter Fourteen Resolution of Disputes	41

Chapter Fifteen Applicable Law	43

Chapter Sixteen Miscellaneous	43

Equity Interest Transfer Contract
This equity interest transfer contract (hereinafter referred to as “Contract”) is made and entered into on December 13, 2007 at Hangzhou City, Zhejiang Province of P. R. China by and among:
Party A: China Hydroelectric Co., Ltd (hereinafter referred to as “Transferee”), a company registered and established under the laws of Cayman Islands, registered address at 558 Lime Rock Road, Lime Rock, Connecticut 06039, authorized representative John D. Kuhns, and president of the company;
Party B: Zhejiang Guangsha Stock Co., Ltd, a company registered and established under the laws of People’s Republic of China, registered address at 21 Wuningxilu, Dongyang City, Zhejiang Province, legal representative and chairman of the board of directors Lou Jiangyue.
Party C: Zhejiang Guangsha Hydropower Investment Co., Ltd, a company registered and established under the laws of People’s Republic of China, registered address at 1571 Liqinglu, Lishui City, Zhejiang Province, legal representative and chairman of the board of directors Lu Chunliang.
Party B and Party C are hereinafter collectively referred to as “Transferors”. Each of them is referred to as “Each Transferor”.
WHEREAS:
Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd (hereinafter referred to as “Object Company”), was established on August 26, 1998. Its business period is 30 years, and the registered capital is RMB 140,470,000. The Object Company owns the Hydropower Project (hereinafter defined) whose total installation is two power units of 20,000 KW and total installed capacity is 40,000 KW. The Hydropower Project commenced operations in May, 2002.
The Object Company has legal ownership and operational right of the Hydropower Project.

Party B contributed RMB 119,400,000 to the registered capital of the Object Company, accounting for 85% of its total equity interest; Party C contributed RMB 21,070,000 to the registered capital of the Object Company, accounting for 15% of its total equity interest.
Each Transferor will transfer to the Transferee, and the Transferee will purchase the Transferors’ total equity interest in the Object Company (Party B’s interest: 85%, Party C’s interest; 15%, Party B’s and Party C’s interest will be collectively referred to as “Object Equity Interest”). Upon the Transferee’s acquisition of such equity interest, the Object Company shall become a wholly foreign-owned enterprise.
The Transferors, the Transferee and Mr. Lu Chunliang executed the Framework Agreement on October 27,2007.
For the above purpose, after friendly consultations on the principles of equality and mutual benefit, the parties to this Contract have reached the following terms and conditions in accordance with the Corporate Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises, and other applicable Chinese laws and regulations. The parties will abide by and fulfill the Contract in good faith.

Chapter One Definitions of the Contract

Article 1.	Definition
The terms hereinafter used in this Contract shall have the meanings set forth as follows;
“AIC” means the authorities of industry and commerce of the PRC or, with respect to the issuance of any business licenses, filings or registrations effected by or with the State Administration of Industry and Commerce or any government entity which is similarly competent to issue such business licenses or accept such filings or registrations under the laws of the PRC.
“Audited Balance Sheet” shall mean the balance sheet audited by Beijing Jingdu CPA Limited, a copy of which is attached hereto as Appendix 1.
“Base Date” shall mean September 30, 2007.
“Capital Increase” shall mean the newly registered capital increase and investment in the Object Company by the Transferee in the amount of RMB 12593,011 upon the Transferee’s acceptance of the Object Equity Interest.
“Claims” shall mean claims (arbitration or litigation), actions, demands, proceedings, judgment liabilities, damages, costs and expenses (including legal costs and disbursements) howsoever arising.
“Delivery Date” shall mean the date on which the Object Equity Interest Transfer has undergone the formality of registering the amendments with the Administration of Industry and the Commerce (the “AIC”) which has issued the New Business License to the Object Company upon examination and approval.

“Damages” shall mean any and all damages caused by direct losses and liabilities, losses caused by obligations, shared expenses, or judgments, awards and fines (including, without limitation, those arising out of any pending or threatened action, suit, proceeding or judgment, as well as any settlement fees), any related reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses), and consequential damages that include, but are not limited to loss of profit or any value reductions due to lost earnings, shall be excluded to the extent permitted by applicable laws.
“Disclosed Information” shall mean the related materials, explanation statement and other information disclosed and made by the Transferors to the Transferee and its retained intermediaries in accordance with the Framework Agreement in the course of the due diligence investigation of the Object Company, fee Hydropower Project and the Object Equity Interest, attached hereto as Appendix 2.
“Employees” shall mean all personnel who have either a labor or an actual or deemed employment relationship with the Object Company or who were appointed by the Transferors to work in the Object Company or who work in the Object Company based on some other form of employment relationship as of the Base Date.
“Encumbrance” shall mean any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, trust interest, pre-emptive right, and any other restrictions caused by other circumstances.
“Equity Interest Transfer” shall mean the transfer of all of the Object Equity Interest of the Object Company by the Transferors to the Transferees as contemplated in the Contract.

“Examination and Approval Authority” shall mean the relevant Chinese governmental departments having authority defined by relevant Chinese regulations on examining and approving foreign investment projects to examine and approve this Contract and to grant approval for the transfer of the Object Equity Interest and the Capital Increase contemplated in this Contract, including without limitation, the MOC, NDRC, SAFE, AIC and (CSRC, if applicable).
“Execution Date” shall mean the date this Contract is signed by the Parties.
“Force Majeure” shall bear the meaning ascribed thereto in Article 47.1.
“Foreign Exchange Capital Account” shall bear the meaning as ascribed thereto in Article 8.1.
“Framework Agreement” shall mean the Framework Agreement of Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd, Qingtian Wuliting Hydropower Development Co., Ltd, Suichang County Jiulongshan Hydropower Development Co., Ltd and Zhejiang Guangsha Beichuan Hydropower Development Co., Ltd executed by Transferee, Zhejiang Guangsha Stock Co., Ltd, Zhejiang Guangsha Hydropower Investment Co., Ltd and Party C on October 27, 2007.
“Hydropower Project” shall mean the hydropower station project located in Yingchuan, legally owned and operated by the Object Company.
“Material Agreements” includes any oral or written agreement, arrangement, or understanding outside the ordinary course of business, including any (a) consulting agreement not terminable on notice within thirty (30) days, (b) agreement with respect to any employee of the Object Company providing any term of employment or compensation guarantee, (c) agreement on change in control or any other agreement with any executive officer or other key employees of the Object

Company of which the benefits are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Object Company of the nature contemplated by the Contract, (d) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, of which any of the benefits will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by the Contract or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by the Contract, (e) agreement containing covenants that limit the ability of the Object Company to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Object Company may carry on its business (other than as may be required by law) or exclusive dealings of contracts that limit the ability of the Object Company to contract certain persons or to engage, whether directly or indirectly, in certain activities.
“MOC” means the Ministry of Commerce, or, with respect to any matter submitted for examination and approval by the Ministry of Commerce of the People’s Republic of China, any local government authority of commerce which is similarly competent to examine and approve such matter under the laws and regulations of the PRC.
“NDRC” means the National Development and Reform Commission, and any local governmental development and reform commissions.
“New Business License” shall mean the new business license of the Object Company issued by the industrial and commercial administration after completion of the Capital Increase and Equity Interest Transfer.
“Object Company” shall mean Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd.

“Object Company Financial Statements” shall bear the meaning ascribed thereto in Article 32.16.
“Object Equity Interest” shall mean (i) the 85% equity interest of the Object Company held by Party B, fully paid, and (ii) the 15% equity interest of the Object Company held by Party C, fully paid.
“Original Bank Loans” shall mean all outstanding loans of the Object Company as of the Base Date, a list of which is attached hereto as Appendix 4.
“Party B” shall mean Zhejiang Guangsha Stock Co., Ltd, a company registered and established under the laws of People’s Republic of China, registered address at 21 Wuningxilu, Dongyang City, Zhejiang Province.
“Party C” shall mean Zhejiang Guangsha Hydropower Investment Co., Ltd, a company registered and established under the laws of People’s Republic of China, registered address at 157-1 Liqinglu, Lishui City Zhejiang Province.
“Provisional Account” shall bear the meaning as ascribed thereto in Article 7.1 of this Contract.
“Purchase Price” shall mean the price paid by Transferee for the purchase of the Object Equity Interest as set out in Article 5 pursuant to the Contract.
“PRC” or “China” shall mean the People’s Republic of China, and insofar as this Contract is concerned, shall exclude Hong Kong, Taiwan and Macao.
“Renminbi” or “RMB” shall mean the legal currency of the PRC.

“SAFE” means the PRC State Administration of Foreign Exchange, and any local governmental foreign exchange authorities.
“SCRS” means the China Securities Regulatory Commission and any of its designated agencies.
“State-owned Properly Right”, pursuant to Property Law of the People’s Republic China and other related regulations, shall mean all property rights owned by the PRC government or state-owned enterprises which are not allowed or allowed under certain terms and conditions to be transferred or allotted to natural persons, private companies, or institutions.
“Taxes” means all national and local internal revenue taxes under PRC laws including without limitation all income, capital gains, withholding (including expanded, final and compensation withholding), value added, documentary stamp, percentage, payroll, excise and any other taxes, levies, charges, deductions or duties of any nature and includes any corresponding interest, expense, fine, penalty or other charge payable, claimed, estimated or assessed in respect of any such Taxes and imposed by any governmental authority.
“Taxation Claims” means claims for taxation which have been made or may hereafter be made against the Object Company:
(a) before the Delivery Date and in respect of or arising from any transaction effected or deemed to have been effected by the Object Company, whether reported or filed in respect of, prior to, on or after such date; or
(b) by reference to any income, profits or gains earned, accrued or received by the Object Company on or before the Delivery Date, whether reported or filed in respect of, prior to, on or after [         ];
“Third Party” shall mean any natural person, legal entity, or any other organization or entity, other than the parties to this Contract.
Chapter Two Transfer Object

Article 2.	Subject of the Equity Interest Transfer
The subject of this Contract is the Object Equity Interest. Subject to the terms and conditions herein, the Transferors hereby sell and transfer to the Transferee, and the Transferee buys and acquires from the Transferors the Object Equity Interest together with all rights, interests and entitlements attached thereto and free of any Encumbrance in consideration of the Transferee paying the Purchase Price to the Transferors in accordance with the terms and conditions of this Contract.

Article 3.	Pre-emptive purchase right
Each Transferor hereby waives its respective pre-emptive purchase rights to the equity interest of the Object Company to be transferred by the Transferors to the Transferee pursuant to the terms of this Contract.

Article 4.	The Transferors agree to comply with the terms and conditions of this Contract and to transfer to the Transferee the Object Equity Interest held by them and all the rights, interests and entitlements attached thereto. The Transferee agrees to comply with the terms of the Contract and accepts the Object Equity Interest. After the transfer of the Equity Interest is completed in accordance with the provisions of this Contract, the Transferee will hold 100 percent (100%) of the equity interest in the Object Company and the Transferor will no longer hold any equity interest in the Object Company.

Chapter Three Purchase Price

Article 5	The Transferors and the Transferee agree that the Purchase Price shall be determined by consideration of and reference to the assessed value of the assets of the Object Company as set out in an evaluation report issued by an assets evaluation agency (with competent qualifications). Upon mutual consultation, the Transferors and the Transferee confirm and agree that the final Purchase Price shall be RMB 291,436,989 (the “Purchase Price”). The respective amount of payment made to each Transferor shall be as follows:

Party B: RMB 247,721,441;

Party C: RMB 43,715,548.

Article 6	The Purchase Price hereunder shall be paid by the Transferee in RMB unless the Contract provides otherwise. The Transferors and the Transferee agree that in the event any amounts expressed in RMB are to be paid in US Dollars, the parties will apply the RMB/US Dollars exchange rate equivalent to the median rate of RMB and US Dollars published by People’s Bank of China on the date of payment specified in this Contract.

Article 7	The Remittance of the Purchase Price
7.1	Promptly upon approval of this Contract by the Examination and Approval Authority, thereby converting the Object Company into a wholly foreign invested enterprise (hereinafter referred to as a “WFOE”), and the approval by SAFE for the opening of a domestic provisional foreign exchange account for the Equity Interest Transfer, the Transferee shall open a provisional foreign exchange capital account (the “Provisional Account”).

7.2	Within five (5) days of opening the Provisional Account, and on the condition that the provisions under Article 7.2.1 are completed and satisfied by the Transferee, the Transferee shall remit the Purchase

Price in a lump-sum to the Provisional Account.

7.2.1	The Parties to this Contract agree that all obligations of the Transferee under this Contract including but not restricted to, remitting the Purchase Price to the Provisional Account, are subject to the fulfillment of the following conditions:

7.2.1.1	The assumption and succession of the previous bank loans of The Object Company has been consented and acknowledged by the lending bank in accordance with Article 22.8.3 of this Contract.

7.2.1.2	The obligations of the Object Company and the Transferors under the Contract shall have been duly performed and the representations and warranties of the Transferors contained in this Contract shall be true and correct.

7.2.1.3	The Transferee shall have completed all business, legal, project and financial due diligence, and any problems requiring resolution identified by any Transferee shall have been resolved to the Transferee’s satisfaction.

7.2.1.4	As of the exact day of execution of this Contract, the Letter of Guarantee, attached hereto as Appendix 4, has been signed on terms and conditions satisfactory to the Transferee.

8.1	First Installment

On the date the Purchase Price reaches the Provisional Account in accordance with legal procedures, the Object Company obtains the power business permit issued by the Power Regulatory Commission and the social insurance registration certificate, the Transferee shall pay 80% of the Purchase Price (“First Installment”) to the Transferors; both of the Transferee and the Transferors agree that 80% of the yield generated by Yingchuan Hydropower Project shall belong to the Object Company from the date of the First Installment to next installment, and the Transferors shall not dispose of, reduce or damage the aforesaid yield in any manner, otherwise, the Transferee is entitled to directly pursue the Transferors for compensation.
8.2	Second Installment
While the transfer stipulated under Article 17 hereunder is completed and confirmed in writing by both of the Transferors and the Transferee, the Transferee shall pay 18% of the Purchase (“Second Installment”) to the Transferors; both of the Transferors and the Transferee agree that since the date of the Second Installment, all yield generated by Yingchuan Hydropower Project shall belong to the Object Company, and the Transferors shall not reduce or damage such yield, otherwise the Transferee is entitled to directly pursue the Transferors for compensation.

8.3	Performance Deposit

Within five (5) days after the Object Company has obtained the power business permit and the examining and accepting of the Yingchuan Hydropower Project is completed as evidenced by certificates of qualifications from all relevant government departments, the Transferee shall pay 2% of the Purchase Price as performance deposit to the Transferors.

8.4	If any Taxes, fees or other charges are levied on the Purchase Price in the PRC, the same shall be borne by the Transferee and the Transferors, however, the Stamp Tax, to be paid by the Transferee through the Transferors lawfully withholding it, shall be paid to the Transferors within three (3) days upon effectiveness of this Contract.

Article 9	The Transferors shall issue official and valid receipts to the Transferee promptly after each receipt of the Transferee’s payment of the Purchase Price. Within five (5) days after receipt of the Transferee’s payment of the Purchase Price, the Transferors shall have completed the foreign exchange registration of the Equity Interest Transfer with SAFE where each of the Transferors is located, obtained such certificate of registration, and provided it to the Transferee.

Article 10	On the date of the First Installment stipulated in Article 8.1 hereunder, Transferors shall repay RMB 2,500,000 out of the deposit of RMB 8,000,000 made by the Transferee pursuant to the Framework Agreement, to the Third Party company within China designated by Transferee.
Chapter Four Capital Increase

Article 11	Capital Increase
Simultaneously with the Equity Interest Transfer, the sum of RMB 12,593,011 (the “Capital Increase”) will be injected to the Object Company to increase its registered capital.

Article 12	Remittance of the Capital Increase
12.1	Promptly upon the approval of this Contract by the Examination and Approval Authority, the Transferors and the Transferee shall work jointly on opening a Foreign Exchange Capital for the Object Company to be jointly kept by them. The Object Company’s official seal (to be kept by the Transferors) and the personal seal of Transferee’s authorized representative (to be kept by the Transferee) will be reserved at the Foreign Exchange Capital Account.

12.2	The Transferee shall remit the Capital Increase to the Foreign Exchange Capital Account simultaneously with the remittance of the Purchase Price to the Provisional Account as provided in Article 8.2 of this Contract.

Article 13	Use of the Capital Increase
13.1	The Capital Increase will be used to discharge those outstanding debts of the Object Company incurred after the restructuring of credits and debts as listed in Appendix 6, and to satisfy the requirements for running the Object Company and expanding business.
13.2	The Transferors shall, within three (3) days of the Transferee remitting the Capital Increase to the Foreign Exchange Capital Account, complete the restructuring of its credits and debts listed in Appendix 6 of this Contract (“Credits and Debts Restructuring”), and the Third Party designated by the Transferors shall sign official credits and debts restructuring agreements (“Restructuring Agreements”) with creditors of the Object Company and the Object Company itself in form and content approved by the Transferee.

13.3	The Capital Increase amount shall not be disbursed by the Object Company until the following conditions have been satisfied:

The Transferors shall have completed the restructuring of its credits and debts as listed in Appendix 6 ( as evidenced by the restructuring agreement entered into between creditors, debtors, the Object Company and approved by the Transferee);

Article 14	After the Equity Interest Transfer and the Capital Increase has been completed, the registered capital of the Object Company shall be changed to RMB 153,063,011.
Chapter Five Authorization Approval and Handover

Article 15	Within three (3) days of execution of this Contract, the Transferors and the Transferee shall make joint application to the Examination and Approval Authority to perform the examination and approval procedures for this Contract. If examination and approval of this Contract is required from CSRC, NDRC, the Water Conservancy Department and the Power Department, this Contract shall be submitted to the competent departments of such organizations for such examination and approval.

Article 16	The Transferors and the Transferee shall co-operate and jointly undertake the registration of the transfer of the Object Equity Interest and apply for the New Business License with the relevant governmental authorities.

Article 17	Handover
17.1	Upon the date on which this Contract is approved by the Examination and Approval Authority, the Transferors and the Transferee shall organize a team responsible for the handover and take joint and active actions to conduct the handover of the Object Company, the Hydropower Project and the Object Equity Interest, including but is not limited to handing over the production, operation and management, accounting and finance, assets checking and accounting, file documents, certificates and licenses, seal s and project construction to the Transferee.

17.2	The Transferor shall assure that the assets of the Object Company Hydropower Project to be handed over to the Transferee shall not have any loss or damage compared with the result of the due diligence listed in Appendix 5 and the audit by the Transferee listed in Appendix 1. The Transferors shall make a comprehensive and complete handover to the Transferees pursuant to the audit and completion of such handover is confirmed by the Transferees.

17.3	The handover shall include but is not limited to:
(1)	The business seals, special financial seals and special contract seals, [to list all] of the Object Company shall be handed over to the Transferee;

(2)	The Transferors and the Transferee shall check and count the assets of Object Company, compile the assets inventory and perform the handover with confirmation via signatures of the jobsite representatives of the Transferors and Transferee. The assets loss ascertained through the assets check and count procedure shall be compensated by the Transferors at the assessed value for such missing assets;

(3)	All original engineering drawings, contracts, agreements (including but not limited to project contracts, equipment contracts, installation contracts and material contracts) and any other file documents of the Hydropower Project shall be handed over to the Transferee;

(4)	The financial books and the accounting files shall be handed over to the Transferee;

(5)	The Transferors shall make technical disclosure to the Transferee about the companies responsible for the construction of the Hydropower Projects, equipment supply (manufacturer), design, supervision, quality inspection, output line and otherwise; and

(6)	Handover of all other materials and files of the Object Company;

(7)	Other handover procedures as may be reasonably required by the Transferee,
17.4	The handover shall be completed within seven (7) days of the First Installment and confirmed by the signatures of respective representatives of the parties.

17.5	The Transferors shall assure in the course of the handover, the construction and production of the power station is continuous, steady and secure.

17.6	The Transferors shall give their full cooperation and complete the handover. If the Transferors do not give cooperation and incur

Damages to the Transferee or to the Object Company after the Equity Interest Transfer is completed, the Transferors shall bear the liability for compensation pursuant to the relevant laws.

17.7	The Transferors agree that the Hydropower Project and related equipment and facilities of the Object Company have no quantitative and qualitative problems inconsistent with the evaluation report. If any quantitative and qualitative problems with the hydropower projects and equipment incur any losses to the Transferee, the Transferee is entitled to pursue the Transferors for compensation.
Chapter Six Assumption of Credits and Debts

Article 18	The Original Bank Loans of the Object Company as of the Base Date which have been disclosed by the Transferors to the Transferee, shall be assumed by the Object Company after the Equity Interest Transfer is completed.

Article 19	The following financial items of the Object Company shall be assumed by the Transferors in accordance with Article 13.1 of this Contract:
19.1	The monetary fund, the accounts receivables and the accounts payable listed in Appendix 6 and arising prior to the Base Date shall be enjoyed or borne by the Transferors. In this regards, the Transferors shall save harmless the Transferee or the Object Company from any Claims, demands and losses arising out of such monetary fund, accounts receivable and accounts payable noted in Appendix 6.

19.2	Except for the Disclosed Information set forth in Appendix 2, the debts (including contingent debts) of the Object Company as of the Base Date which the Transferors have not disclosed in Appendix 2 of this Contract, when executing this Contract.

19.3	All the debts (including contingent debts and debts that have not been part of assets, e.g. litigation) of the Object Company incurred during the period from the Base Date of the Equity Interest Transfer to the Delivery Date.

Article 20	Financial affairs from the Base Date to the Delivery Date (“Period”)
20.1	Except for circumstances specified in Article 8 of this Contract, the credits and yield of the Object Company within the Period shall belong to the Transferors, allocated and disposed of in accordance with the previous Articles of Association.

20.2	Taxes (if any return) incurred prior to the Delivery Date in the normal business course of the Object Company shall belong to the Transferors. The said taxes received by the Object Company after the Delivery Date shall be paid to Zhejiang Guangsha Hydropower Investment Corporation Limited within three (3) days upon receipt of the same.

20.3	Within the Period, the interest on the loans of the Object Company shall be borne by the Object Company.

20.4	On the immediate date following the Delivery Date, the Transferors and the Transferee shall jointly confirm the aforesaid amounts.

Article 21	For the Credits and Debts which shall be assumed by the Transferors in accordance with Article 19 of this Contract, if the right holder makes claim against the Object Company and the Object Company assumes the credits and debts in advance in favor of the right holder, the Object Company or the Transferee will be entitled to seek compensation from the Transferors separately pursuant to this Contract and the Transferors shall indemnify the Object Company or the Transferee (if the Transferee assumed such Credits and Debts) and save harmless the same from all such claims and demands. The scope of compensations shall include the debts themselves, all costs and expenses incurred by the Object Company and the Transferee in handling and settling the debts, including but not limited to litigation cost, arbitration cost, enforcement cost, attorney’s cost, and travel cost.
Chapter Seven Rights and Obligations

Article 22	Rights and Obligations of the Transferors
22.1	When this Contract is signed, the Transferors shall present to the Transferee the valid legal documents and the internal approval and authorization documents specified in Article 32.1 of this Contract that evidence the establishment of the Object Company and that the Transferors legally hold the Object Equity Interest.

22.2	Upon execution of the Contract, the Transferors shall not commit any act which damages and deceases or may damage and decrease the Object Company Hydropower Project’s assets, rights and interests.

22.3	Upon execution of this Contract, the Transferors shall not exercise any rights over the Object Equity Interest, such as any actions to establish a mortgage, pledge, transfer and trusteeship over the Object Equity Interest which may influence the actual fulfillment of the Contract and the Transferee’s procurement of the Object Equity Interest as provided in this Contract.

22.4	Upon execution of the Contract, the Transferors agree that they and the Object Company shall manage the Object Company normally with due care of a good faith managing party, which shall include but not limited to (i) no change to the constitutional documents of the Object Company; (ii) no change to the accounting policies of the Object Company after the execution of the Contract; and when they dispose of the assets, credits and debts and all other rights and obligations of the Object Company in the normal course of business, they shall give advance notice to the Transferee and procure approval from the Transferee, otherwise all consequences arising from such disposal actions shall be borne solely by the Transferors themselves.

22.5	The Transferors shall actively assist the Transferee to handle all approval procedures of the Equity Interest Transfer and provide all necessary cooperation.

22.6	The Transferors shall actively assist the Transferee to handle the registration procedures related to the Equity Interest Transfer and agree that they and the Object Company shall provide all necessary cooperation.

22.7	The Transferors shall pursuant to the provisions under this Contract conduct the procedures for the change of the Object Company and the Object Equity Interest and the Transferors agree that the assets of the Object Company’s Hydropower Project handed over to the Transferee shall not have any loss or damage compared with the assets of Hydropower Project confirmed by audit and due diligence on the Base Date.

22.8	The Transferors shall procure continuity of the original bank loans of the Object Company listed in the Appendix 4 to this Contract as follows:

22.8.1	Prior to the date of the Equity Interest Transfer, for matters concerning the validity of the Original Bank Loan contracts of the Object Company, the amount of the loans, the terms of the loans, the deadline of repayment and the terms of extension of the loans, the Transferors shall not commit any act adverse to the interest of the Object Company after the Equity Interest Transfer is completed.

22.8.2	The Transferors agree that, the finance amount, loan terms, repayment time period, extension terms and all other conditions promised to the Object Company by the lending banks of the Original Bank Loans prior to the Base Date of the Equity Interest Transfer, shall not have any change adverse to the Object Company prior to the date of the Equity Interest Transfer and Delivery Date.

22.8.3	The Transferors and the Transferee shall make joint efforts to coordinate with the related lending banks on succession of the Original Bank Loans of the Object Company. Procurement of the said consent and confirmation from the lending banks is a precondition for the Transferee to remit the Purchase Price pursuant to Article 7.2 of this Contract.

22.8.4	In accordance with the provisions of Articles 22.8.2 and 22.9 of this Contract, the Transferors shall provide relevant guarantees on the Original Bank Loans to the satisfaction of the lending banks after the Equity Interest Transfer.

22.8.5	The Transferors shall obtain from all lending banks a waiver of them recovering all or part of the Original Bank Loans before they are due and payable in respect of matters concerning the Object Company’s assets mortgaged to the lending bank, contracted operations, the Equity Interest Transfer that may enable such lending banks to commit the said act.

22.9	The Transferors shall procure that the guarantees of the Original Bank Loans of the Object Company shall continue to be fulfilled by the original guarantor after the Equity Interest Transfer is completed. Upon execution of this Contract, the Transferors shall provide the letter of commitment issued by the original guarantor of the Original Bank Loans of the Object Company that the said guarantor will continue to fulfill the guarantees pursuant to the original terms and conditions. Such letter of commitment is attached to this Contract as Appendix 8.

22.10	If the original guarantor of the Original Bank Loans or the Transferors comply with Articles 21.8.4 and 21.9 of this Contract and provide the guarantees of the Original Bank Loans of the Object Company, the Transferee shall pay the guarantee cost pursuant to the following terms to the original guarantor or the Transferors: prior to the payment of performance deposit specified in Article 8.3, the Transferee shall pay 75% of the market guarantee cost (3% of the performance deposit per year); subsequent to the payment of performance deposit specified in Article 8.3, the Transferee shall pay fifty percent (50%) of the prevailing guarantee fee rate of the market (i.e., 3% of the guarantee amount per year), that is, 1.5% of the guarantee amount per year as a security fee, and the Transferee should accordingly provide a proportional counter guarantee with equity or assets acknowledged by the Transferors. Other items may be negotiated and specified by both parties separately.

22.11	The Transferors shall, prior to the date March 31, 2008, complete the legal “completion and acceptance” process for the Yingchuan Hydropower Station Project and bear the expenses for such completion and acceptance as well as renovation.

22.12	The Transferors shall ensure that the Object Company has obtained the power business license for the legal operation of the Hydropower Project prior to March 31, 2008.

22.13	The Transferors shall be responsible for and ensure that the Object Company has obtained the water procurement license with regard to Yingchuan Hydropower Station Project.

22.14	The Transferors shall give timely written notice to the Transferee when they come into knowledge of any acts, events or conditions which may make the Contract impossible to be partly or completely fulfilled.

22.15	The Transferors shall be entitled to receive and accept the Purchase Price pursuant to the provisions of this Contract.

22.16	The Transferors shall be jointly and severally liable for the obligations, representations, statements and warranties of each Transferor under this Contract.
Article 23 Rights and Obligations of the Transferee
23.1	Simultaneous with the Execution of this Contract, the Transferee shall present to the Transferors the internal approval and authorization documents specified in Article 33.2 of this Contract

23.2	The Transferee will assist the Transferors handle all approval procedures of the Equity Interest Transfer and provide all necessary cooperation.

23.3	The Transferee will actively assist the Transferors to handle the registration procedures with AIC of the Equity Interest Transfer and agree that they and the Object Company shall provide all necessary cooperation.

23.4	The Transferee shall pay the Purchase Price to the Transferors and shall pay the Increased Capital to the Object Company in accordance with the provisions of this Contract.

23.5	The Transferee shall give timely written notice to the Transferors when it comes into knowledge of any acts, events or conditions which may make the Contract impossible to be partly or completely fulfilled.

Article 24	The Transferors and the Transferees shall make joint efforts and shall cooperate preparing/completing all necessary application documentation and to complete all procedures to facilitate the Equity Interest Transfer contemplated by this Contract, including but not limited to, the examination and approval process and the registration and record filing process. All costs incurred therein shall be borne by each party respectively.
Chapter Eight: Fulfillment and Unilateral Termination

Article 25	The parties shall fulfill their Contractual obligations fully and completely pursuant to the provisions of this Contract.
Article 26   The Transferee shall have the right to terminate this Contract if:
26.1	Within five (5) days of opening the Foreign Exchange Capital Account specified in this Contract, the Transferee and the Object Company fail to obtain the consent and confirmation of the lending bank specified in Article 21.8.3 of this Contract;

26.2	The Transferors have not disclosed relevant facts and events prior to the Base Date, and such facts that will materially and negatively impact the continued legal and normal operations of the Object Company after the Equity Interest Transfer.

26.3	The Transferors have not disclosed facts and events prior to the Base Date, that will subject the Object Company to administrative penalty, and the administrative penalty arising from such undisclosed facts and/or events will impact the continued legal and normal operation of the Object Company after the Equity Interest Transfer.

26.4	If the Transferee elects to terminate this Contract as hereinbefore provided, it shall do so by written notice to the Transferors. Within two (2) days of receipt of the termination notice from the Transferee, the Transferors shall repay to the Transferee all payments made by the

Transferee pursuant to the Framework Agreement and this Agreement.

26.5	If the Transferee elects to terminate this Contract pursuant to Article 26.1 of this Contract, the Transferors and the Transferee shall be mutually released from the provisions of this Contract and bear no further liability.

If the Transferee elects to terminates this Contract pursuant to Articles 26.2 or 26.3 of this Contract, the Transferors shall bear liability for breaching this Contract under relevant provisions of this Contract.

Article 27	If this Contract and the Equity Interest Transfer fail to be approved by the Examination and Approval Authority, and such failure is not caused by either the Transferors or the Transferee, this Contract shall be deemed to be terminated. The Transferors shall, within 3 days of the termination of this Contract, repay to the Transferee all payments paid by the Transferee pursuant to the Framework Agreement and this Contract. Thereafter, the parties will be mutually released from this Contract without further liability.

Article 28	If any Party fails to complete the transfer of the object company equity interest of any of the other object companies under the Framework Agreement, both the Transferors and the Transferee shall have the light to terminate this Contract.

Article 29	Unless this Contract expressly specifies otherwise or the parties agree in writing, neither party to this Contract shall terminate or dismiss this Contract without the consent of the other Party.

Article 30	Any Taxes or fees arising out of execution and fulfillment of this Contract shall be bome by each of the Transferors and Transferee according to their respective tax liabilities under PRC law.

Article 31	Delivery Date

On Delivery Date, valid title to the Object Equity Interest will pass to the Transferee free and clear of any Encumbrance.
Chapter Nine Representations And Warranties By The Parties

Article 32.	Disclosures, Representations and Warranties by Transferors

As a material inducement to the Transferee to enter into this Contract and acquire the Object Equity Interest hereunder, the Transferors, jointly and severally, hereby represent and warrant to the Transferee as follows:
32.1	Each of the Transferors has full corporate power to execute and deliver the Contract, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby. All corporate acts required to be taken by the Transferors to authorize the execution, delivery and performance of the Contract and the consummation of the transactions contemplated hereby have been duly and properly taken.

32.2	The Contract has been duly executed and delivered by the Transferors and, assuming the due execution and delivery hereof by the Transferee, the Contract constitutes a legal, valid and binding obligation of the Transferors, enforceable against each of the Transferors in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally.

32.3	As of the date hereof, the registered capital of the Object Company in the amount of RMB 140,470,000 has been fully paid in compliance with PRC law.

32.4	Each of the Transferors has full right and authority to transfer their portion of the Object Equity Interest to the Transferee in accordance with the Contract. Unless otherwise provided by the law of PRC, the Object Equity Interest is not classified as a State-owned Property Right that is not allowed to be transferred or allotted or encumbered to any natural persons, private companies, or institutions.

32.5	The execution, delivery and performance of this Contract by the Transferors, and the consummation by the Transferors of the transactions contemplated hereby will not (i) violate any provision of the charter, by laws or any other organizational document of the Object Company, (ii) violate any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under any agreement, indenture, undertaking or other instrument to which either the Object Company or the Transferors is a party or by which it or any of its properties may be bound or affected, (iii) violate any law, administrative regulations, regulatory documents, rules, approval documents or any judgment, injunction, order or decree, the violation of which could have a material adverse effect on the business, operations, assets or financial condition of the Object Company, or (iv) result in the creation or imposition of (or the obligation to create or impose) any Encumbrance or restriction of any kind on any of the properties of the Object Company or the Shares. Each Transferor has obtained the consents, approvals or authorization to enter into the Contract required from its board of directors and/or department in charge pursuant to its Articles of Association or by law. Conclusion of the Contract does not constitute a breach of any agreement or law, administrative regulations, regulatory documents, rules and approval documents by which Transferor is bound.

32.6	All information and documents in relation to the Object Company and the Object Equity Interest that a Transferor has provided to the Transferee prior to the execution of the Contract are true and complete.

32.7	All Object Company related materials and facts known or held by the Transferors, have been disclosed to the Transferee, including materials and facts which have or may have an adverse material effect on any

Transferors’ ability of full fulfillment of their obligations under the Contract, or if disclosed to the Transferee, have or may have an adverse material effect on the Transferee’s willingness to execute and fulfill the Contract. Such materials and facts provided by the Transferors to the Transferee do not contain any false or misleading statements. Except for the Disclosed Information, no such conditions exist as affecting the legitimacy and validity of the Equity Interest Transfer, or affecting the legal rights and interests of the Object Company. All the copies of the materials supplied by the Transferors during the due diligence to Transferee or any professional agencies delegated by the Transferee shall be the authentic duplicates of the originals and shall be true and reliable. All debts (including contingent debts) undisclosed by the Transferors in writing shall be jointly assumed by the Transferors.

32.8	Subject to the matters set out in the Disclosed Information, the Object Company is a validly established legal person, validly existing and in good standing under Chinese law .

32.9	The Object Company has a good and marketable title for all its properties and assets, real and personal, as reflected in the Audited Balance Sheet as Appendix 1 (the “Assets”). except as set out in the Disclosed Information, the Assets have been fully paid for and free of any Encumbrance, pledge, mortgage or retention of title. All Assets are structurally sound with no material defects, in good operating condition and fit for their purposes. None of the assets is in need of maintenance or repairs except for ordinary routine maintenance and repairs, except the conditions fully disclosed to the Transferee by the Transferors.

32.10	The Hydropower Project has been approved by all competent governmental authorities in China and is in full compliance of all relevant laws, regulations, regulatory documents, rules and approval documents in China including holding all required rights to use the Land upon which is located the Hydropower Project. The Object Company has also obtained all the licenses, registrations, permits and approvals to operate the same, a list of which is attached hereto as Appendix 2, all of which are currently valid with no violations thereof.

31.11	The Object Company and any of its officers, agents or Employees, have not committed or omitted to do any act or thing, the commission or omission of which is in contravention of any law or legislation and which may have a material adverse effect on the Object Company or any of its activities.

32.12	Neither the Object Company, the Assets, the Hydropower Project, the interests of the Transferors in the Object Equity Interest, nor any person for whom it may be liable, is or has been in the period from its establishment, engaged in any prosecution, litigation, arbitration proceedings or administrative or governmental investigation or challenge as plaintiff, defendant, Third Party or in any other capacity. There are no such matters (including customer claims) pending or threatened in respect of which verbal or written communication has been given or received by or against the Object Company. There are no facts or disputes which may or might give rise to any such matters.

32.13	The Object Company has been in compliance with all requirements under Chinese law in respect of environmental protection, health and safety and hereby states that it has a clean accident history. No notices, complaints, demands or proceedings have been received by either the Object Company or any Transferor in relation to environmental issues. There is no condition of the real property or the land and building which would require any person of the Object Company to decontaminate or take other remedial action in or around that real property or building or to contribute to the costs of doing so.

32.14	The Object Company has duly carried out all tax registrations required, filed in the prescribed manner and within the prescribed time all tax returns required to be filed by it, it has filed tax returns that are true, correct and complete, has made complete and accurate disclosure in such tax returns and in all schedules, documents and other materials accompanying such tax returns, has paid all taxes shown on such tax returns as being due and payable and has paid all taxes payable under any assessment or reassessment which a relevant taxing authority is entitled to collect from the Object Company. No Taxation Claims or any deficiencies for Taxes of the Object Company have been made, claimed, proposed, or assessed in writing or otherwise by any governmental authority with respect to the Object Company, and there are no pending or Taxation Claims or such other threatened audits or investigations for or relating to any liability or potential liability in the respect of Taxes of the Object Company.

32.15	The Object Company has provided the Transferee with a list of all policies (including scope, duration and amount of coverage) of fire, liability, product liability, worker’s compensation and other forms of liability and casualty insurance currently in effect with respect to the Object Company. It has no liability (whether contingent or otherwise) for any unpaid salary, wages, unused entitlements, long service leave, social contributions, housing fund, (medical) insurance, taxation or other matter in relation to the employment of any person.

32.16	No claims have been asserted by any person to the use of intellectual property rights including patents, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement, and there is no valid basis for any such claim. The use of any intellectual property rights by the Object Company does not infringe on the rights of any Third Party.

32.17	Attached hereto as Appendix 1 is a true and complete copy the audited financial statements of the Object Company for the financial years ended on September 30, 2007 (the “Object Company Financial Statements”).

The Object Company Financial Statements: (a) are true, correct and complete, (b) are in accordance with the books and records of the Object Company, (c) present the consolidated financial condition, assets and liabilities of the Object Company as of their respective dates and the results of operation and changes in cash flows of the Object Company for the periods covered thereby, and (d) have been prepared in accordance with generally accepted accounting principles, consistently applied.

32.18	The Transferors provide a true and complete list of all equipment, other personal property and fixtures in the possession or custody of the Object Company which is leased or held under licence or similar arrangement and of the leases, licenses, agreements, or other documentation relating thereto.

32.19	Other than the leases and subleases listed by the Transferors, the Object Company is not a party to or bound by any lease, sublease, license or other instrument relating to real property and the Object Company has not entered into any other instrument relating to real property. All interests held by the Object Company under such leases or subleases are free and clear of any and all liens, charges and Encumbrances of any nature and kind whatsoever.

32.20	All leases or subleases entered into by the Object Company are in good standing and in full force and effect without amendment and the Object Company is entitled to the benefit of all such leases or subleases to which the Object Company is a party.

32.21	All amounts of rent and other amounts presently owing under the leases or subleases to which the Object Company is a party, have been paid.

32.22	The Object Company has complied with all of its obligations under the leases or subleases to which it is a party, and the Object Company is not in default or breach or has received a notice of default or breach of its obligations under such leases or subleases.

32.23	All of the information set forth in Appendix 2 to the Contract is true and correct.

32.24	All of the tangible assets, including but not limited to machinery, equipment, vehicles, furniture, office equipment, computer hardware and software wherever situated and owned by Object Company is set out in Appendix 5 are owned free and clear of all Encumbrances.

32.25	All material tangible assets of the Object Company used in or in connection with the business of the Object Company (as is currently being carried out) or any part thereof are in good condition, repair and (where applicable) proper working order, having regard to the use and age thereof, except only for reasonable wear and tear.

32.26	The Transferors hereby jointly confirm and assure to the Transferee that the land for the Hydropower Project of the Object Company is obtained legally.

32.27	The Object Company has provided the Transferee with a list of all governmental licenses, permits, franchises, approvals and other authorizations of any governmental authority necessary for the Object Company to own, lease and operate its properties and enable it to carry on the business as presently conducted.

32.28	True and complete copies of all written Material Agreements have been made available to the Transferee by the Transferors prior to the date hereof in the course of the due diligence process.

32.29	No material adverse change has occurred in any of the assets, business, financial condition, results of operation or prospects of the Object Company or the Hydropower Project has any other event, condition or state of facts occurred or arisen that might materially and adversely affect, or threaten to materially and adversely affect, the Object Company, or the business, operations or prospects of the Object Company or Hydropower Project.

32.30	From the execution of this Contract till the Delivery Date of the Equity Interest Transfer, the Transferors will operate and manage the Object Company and the Hydropower Project in the ordinary course, provided that the operation, business and conditions of the Object Company and the Hydropower Project will not have any materially adverse change compared with the status on Base Date; and that after the execution of this Contract, Transferors shall not take any acts that might adversely affect the Object Equity Interest, the Object Company or its Hydropower Project.

32.31	Term of the above representations and warranties: one (1) year from the date of examination and acceptance or the effective date of this Contract, whichever comes later.
Article 33 Disclosures, Representations and Warranties by Transferee
33.1	The Transferee is a limited liability company duly established that validly exists and normally operates under the laws of Cayman Islands.

33.2	The Transferee has full corporate power to execute and deliver the Contract, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby. All corporate acts required to be taken by the Transferee to authorize the execution, delivery and performance of the Contract and the consummation of the transactions contemplated hereby have been duly and properly taken.

33.3	The Contract has been duly executed and delivered by the Transferee and, assuming the due execution and delivery hereof by the other parties hereto, the Contract constitutes the legal, valid and binding obligation of the Transferee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

33.4	The execution, delivery and performance of this Contract by the Transferee, and the consummation by the Transferee of the transactions contemplated hereby will not (a) violate any provision of the charter, by laws or any other organizational document of the Transferee, (b) violate any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under any agreement, indenture, undertaking or other instrument to which the Transferee is a party or by which it or any of its properties may be bound or affected, or (c) violate any law, statute, ordinance, rule or regulation or any judgment, injunction, order or decree, the violation of which could have a materially adverse effect on the business, operations, assets or financial condition of the Transferee.

33.5	The Transferee undertakes that, the new income, credits and debts of the Object Company generated outside the result of the audit and evaluation during the period from the base date to the transfer and Delivery Date of the Equity Interest, shall be enjoyed and borne by the Transferors.
Article 34 Undertakings
34.1	The Transferors hereby agrees with and undertakes to the Transferee that, from the date hereof and prior to the Delivery Date, the Object Company shall, and the Transferors shall procure the Object Company to, provide to the Transferee and such representatives of the Transferee who are directly involved in and, at the reasonable request of the Transferee, to potential financing sources in connection with the transactions contemplated hereby (the “Transferee’s Representatives”), reasonable access to the Object Company’s offices, properties, books and records, officers, counsel, accountants and contracts during normal business hours, in order for the Transferee and the Transferee’s Representatives to have an opportunity to make such investigations of the affairs of the Object Company and its business; provided, however, that any on-site investigation shall be upon reasonable prior notice and shall not unreasonably disrupt the personnel and operations of the Object Company.

34.2	Subject to the terms and conditions herein provided and prior the Delivery Date, each of the Transferors and the Transferee agrees to, from time to time, whether before, at or after the Delivery Date, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other parties in connection with the foregoing, including, without limitation, using all commercially reasonable efforts (a) to obtain all necessary consents and approvals from other parties to material loan agreements, leases and other contracts, (b) to obtain the consents, approvals, licenses, permits and authorizations that are required to be obtained from any governmental authority, (c) to prevent the entry of, or to lift or rescind, any judgments or outstanding orders, injunctions, decrees, stipulations or awards of any nature adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) to effect all necessary registrations and filings and submissions of information requested by governmental authorities, and (e) to fulfill all conditions to the Contract.

34.3	Subject to the terms and conditions of the Contract and until the Delivery Date, the Object Company and the Transferors shall use all reasonable efforts to preserve the Object Company’s business intact, to maintain the assets business, unusual condition, results of operation or prospects of the Object Company (including the Hydropower Project) in the same condition as on the date hereof (and with respect to assets, ordinary wear and tear excepted), to keep available to the Object Company the services of persons employed by the Object Company and to preserve the goodwill of customers and others having business relations with the Object Company.

34.4	From the date hereof up to the Delivery Date, the Transferors and the Object Company shall not, directly or indirectly, (a) solicit, initiate or encourage the submission of any inquiries, discussions or proposals or offers from any person relating to a possible disposition of any registered capital or any material portion of the assets of the Object Company, (b) continue, propose, solicit, initiate, encourage or enter into negotiations or discussions relating to a possible disposition of any registered capital or any material portion of the assets of the Object Company, (c) enter into or consummate any agreement or understanding providing for the disposition of any capital stock or any material portion of the assets of the Object Company, or (d) assist, participate in or encourage any effort or attempt by any other person to do or seek any of the foregoing. The Transferors and the Object Company shall promptly notify the Transferee of, and communicate to the Transferee the terms of, any such inquiry, proposal or request for information received by, or negotiations or discussions sought with, the Object Company.
Article 35 Indemnification
The Transferors and the Transferee (the “Indemnifying Party”) hereby agrees to jointly and severally indemnify, reimburse and hold the counterpart (including its successors and permitted assignees) and including, after the Delivery Date, the Object Company harmless from and against, any one or more of the following (without duplication): (a) any and all Damages arising out of or resulting from a misrepresentation or breach of warranty of any of the Transferors and the Transferee contained in the Contract or in any exhibit or annex hereto, and (b) any and all Damages arising out of or resulting from any breach of any covenant or obligation of any of the Transferors and the Transferee contained in this Contract.
Chapter Ten Employees

Article 36	Dismissal of Employees and Employees’s leaving office
36.1	All the Employees of the Object Company shall be resettled by the Transferors and the labor contracts, employment contracts and other legal relations shall be terminated.

36.2	All expenses arising from resettling the Employees of the Object Company by the Transferors shall be borne by the Transferors. If the resettlement dispute between the transferors and the Employees results in Claims against the Object Company by the Employees after the Equity Interest Transfer is completed and the Object Company suffers losses therefrom, the Object Company and the Transferee are entitled be fully compensated for its loss and

Damages from the Transferors.

36.3	The Transferors agree that when they resettle the original Employees of the Object Company, they shall not cause any adverse influence on the Object Company, the Object Equity Interest, the management, handover and ongoing work of the Hydropower Project.

36.4	When the original Employees of the Object Company terminate their labor relations, employment relations or terminate their other work relations with the Object Company and leave the Object Company, the Transferee shall appoint a representative to participate in the outgoing employees’ job handover with the Object Company or the Transferors. The Transferors agree that all outgoing employees will only leave their position after they complete all job handover procedures and such handover obligations have been confirmed by the Transferee.

36.5	If as a result of the non-cooperation and non-coordination of the original Employees of the Object Company in the leave-office handovers before the Delivery Date, the Object Company or the Transferee suffers Damages therefrom, the Transferors shall fully compensate the Transferee for its loss and Damages.

Article 37	Recruitment of employees

After the Equity Interest Transfer is completed, the Transferee shall employ operational and managerial personnel for the Object Company through social recruitment and the original Employees of the Object Company shall be given employment priority with the Object Company upon the same conditions and terms as such original Employees enjoyed as employees with the Object Company prior to the Delivery Date. If the construction, production and business management requires and the Transferee is willing to retain the original Employees of the Object Company, the Object Company shall sign new employment contracts with the retained employees.

Chapter Eleven Confidentiality

Article 38	Confidentiality
38.1	Upon receipt of the Disclosed Information pursuant to the provision of this Contract the receiving party shall:

38.1.1	Both parties shall keep the above materials and information confidential for five (5) years;

38.1.2	Except in cases when a Party needs to provide Disclosed Information to it’s employees or advisors for the purpose of this Contract, neither Party shall disclose the above materials and information to any Third Party.

38.2	Article 38.1 shall not apply to the following cases:

38.2.1	Before the disclosing party discloses the information to the receiving party, the receiving party already known the information or the receiving party can prove the materials and information may be known through other legal channels.

38.2.2	The materials and information have become public material and information not as a result of any breach of the Contract by the receiving Party;

38.2.3	The receiving party obtains the materials and information from the Third Party who is not subject to any confidentiality obligations.

38.2.4	The materials and information must be disclosed pursuant to applicable laws and regulations.

Chapter Twelve Breach Of Contract

Article 39	If, either the Transferors or the Transferee fail to obtain internal approval and authorization or due to a reason attributable to one party, or this Contract is made invalid or impossible to be fulfilled, it shall be deemed a breach of this Contract by such party. The breaching party shall pay the non-breaching party 1% of the Purchase Price as liquidated Damages. If the non-breaching party’s economic losses suffered in executing and fulfilling this Contract is not fully covered and remedied by the liquidated Damages, then the breaching party shall compensate the non-breaching party for the rest of such economic losses as stated under this Article.

Article 40	If the Transferors, prior to the date this Contract is executed, have not disclosed all the matters that may impact the legal existence of the Object Company and the Hydropower Project whereby, the legal existence of the Object Company and the Hydropower Project is impacted after the Equity Interest Transfer is completed, the Transferee is entitled to terminate this Contract and to require the Transferors to pay one percentage ( 1%) of the Equity Interest Transfer Price to the Transferee as liquidated Damages.

Article 41	If either the Transferors or the Transferee has a delay in fulfilling the contract obligations, it shall be deemed a breach of this Contract. However, the following cases shall not be deemed a breach of this Contract: The other party shall be the first to fulfill its obligations yet it has a delay fulfilling its obligations, or the other party does not fulfill its obligations, or the other party has an obligation to give cooperation and assistance yet does not do it, consequently the party is unable to make timely fulfillment of the Contract obligations,.

The delaying party as hereinbefore set out, shall pay the non-defaulting party liquidated Damages based on the Purchase Price and at the rate for annual bank loan announced by the People’s Bank of China.

Article 42	During the period from the date of execution of the Contract to the Delivery Date, if the Transferors commit any act that damages the assets, rights and interests of the Object Company and the Object Equity Interest, it shall be deemed a breach of the Contract by the Transferors. The Transferors shall be liable to compensate the Transferee or the Object Company for any Damages arising from its breach of the Contract. The Transferee is entitled to use its own name or use the name of the Object Company after the Equity Interest transfer is completed to seek compensation from the Transferors.

Article 43	If any party terminates or dismisses this Contract without justified reasons, or due to reasons attributable to one party, the Contract is made invalid fully or partially, it shall be deemed a breach of the Contract. The breaching party shall pay the non-defaulting party one percentage ( 1%) of the Purchase Price as liquidated Damages. If the non-breaching party’s economic losses suffered in executing and fulfilling this Contract is not fully covered and remedied by the liquidated Damages, then the breaching party shall compensate the non-breaching party for the remainder of such economic losses.

Article 44	If any party violates this Contract obligations, representations and warranties, it shall be deemed a breach of this Contract and the breaching party shall compensate the other party the losses incurred by the breach.

Article 45	If any of the Transferors breaches this Contract, it shall be deemed that all the Transferors collectively have breached this Contract and all the Transferors shall bear joint liability for the breach of any single breaching party.

Article 46	If the assets of the Object Company’s Hydropower Project handed over by the Transferors to the Transferee have any damage or loss compared with that confirmed by the audit and due diligence as of the Base Date, the Transferors shall be liable to the Transferee for such loss and damage.

Chapter Thirteen Force Majeure

Article 47	Force Majeure
47.1	“Force Majeure” refers to the special incidents or events, including earthquake, typhoon, flood, fire, war, political unrest, etc., or events that are deemed to be Force Majeure pursuant to relevant laws and regulations of China.

47.2	In the event of a Force Majeure event, the obligations of the party affected by such event and any time period binding on such affected party shall pause and be extended automatically during the period of the Force Majeure event. The affected party shall not bear any liability of breach of the Contract as provided therein in such situations.

47.3	The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party in writing within seven (7) days of the occurrence, and shall provide sufficient evidence (notarized) of the occurrence and the continuation of the Force Majeure event. The party shall do its best to eliminate the adverse effect of the Force Majeure event on the fulfillment of this Contract.
Chapter Fourteen Resolution of Disputes

Article 48	Arbitration
48.1	If the Parties have disputes relating to the Contract, it shall first be resolved through friendly consultation. If the dispute cannot be resolved through friendly consultation, any Party may submit the dispute to Shanghai branch of China International Economic and Trade Arbitration Commission (hereinafter referred to as “CIETAC”) for arbitration pursuant to the prevailing CIETAC arbitration rules.

48.2	The arbitration tribunal shall be constituted by three (3) arbitrators. The claimant shall select and appoint or, the claimants shall jointly select and appoint, as the case may be, one (1) arbitrator. Failing to perform such selection and appointment within twenty (20) days after service of the notice for arbitration, the Chairman of CIETAC shall select and appoint such arbitrator; and

The respondent shall select and appoint, or the respondents shall jointly select and appoint, as the case may be, one (1) arbitrator. Failing to perform such selection and appointment within twenty (20) days after service of the notice for arbitration, the Chairman of CIETAC shall select and appoint such arbitrator.

Both arbitrators shall be selected and appointed, as specified above, within thirty (30) days after receiving the notice for arbitration.

The third arbitrator shall be jointly selected and appointed by the claimant(s) and respondent(s) and failing an agreement in respect thereof selected and appointed by the Chairman of CIETAC upon the joint authorization of the claimant(s) and respondent(s). In case the claimant(s) and respondent(s) fail to jointly select and appoint the third arbitrator or fail to jointly entrust the Chairman of CIETAC to appoint the third arbitrator within twenty (20) days from the date on which the respondent(s) receives (or receive) the notice for arbitration, the third arbitrator will be appointed by the Chairman of CIETAC. The third arbitrator will act as the presiding arbitrator.

48.3	The arbitration proceedings shall be conducted in Mandarin.

Article 49	Validity of the Arbitration Award

The arbitration award issued by CIETAC shall be final and shall be binding on each party. Each party to this Contract agrees to be bound by said award, and to act pursuant to the terms of the said award.

Article 50	Continuation of Rights and Obligations After a dispute has occurred and during its arbitration process, other than the disputed matter, each party to this Contract shall continue to exercise its other respective rights under this Contract, and shall continue to implement its other respective obligations under this Contract.
Chapter Fifteen Applicable Law

Article 51	Applicable Law

The establishment, validity, interpretation and implementation of the Contract shall be governed and bound by the laws and regulations of the PRC. All disputes arising out of the Contract shall be determined pursuant to the laws of PRC. In the event the laws of the PRC do not have provision on a certain issue relating to this Contract, a reference shall be made to the general international business practice.
Chapter Sixteen Miscellaneous

Article 52	Guarantee
52.1	Guangsha Enterprise Investment Holding Co., Ltd shall guarantee the obligations of the Transferors under this Contract in the form attached to this Contract as Appendix 5.

Article 53	Waiver The non-exercise or delay in exercise of any right under this Contract shall not be deemed a waiver of the said right.

Article 54	Amendment
An Amendment of this Contract is only effective if in writing signed by all Parties to this Contract. Provided that, if any approval by relevant administrative departments is required pursuant to the law of China, it shall be approved by such competent administrative departments before such amendment becomes effective.

Article 55	Severability The invalidity of any article in the Contract shall not affect the validity of the other articles in this Contract.

Article 56	Language

This Agreement is written in both English and Chinese and both versions are of equal effect. In the event of any inconsistency or error in translation between the English and Chinese versions, the Chinese version shall prevail.

Article 57	Validity of the Contract and Appendix
57.1	The Contract shall be effective upon the seals affixed by the parties and approval by the Examination and Approval Authority.

57.2	All preceding contracts or documents executed by the parties in relation to the Object Equity Interest Transfer shall be subject to this Contract if they are inconsistent with this Contract.

57.3	This Contract has 10 original copies executed in Mandarin with each of the three (3) parties keeping two (2) copies and the remaining four (4) copies for record filing.

57.4	The appendix of the Contract is inseparable and integral part of the Contract and shall have equal validity as the Contract.

Article 58	Notification
58.1	Unless otherwise provided in the Contract, any notice or written communication sent by one party to the other party as per the Contract, shall be written in Chinese and English and shall be sent by a courier service. All notices shall be deemed to be received on the fifth day after posting day (subject to the postal seal) as per the correspondence addresses specified by the Contract. If the date of actual receipt is earlier than the said time, the date of actual receipt shall be the date of receipt.

58.2	All notices and correspondences shall be sent to the following addresses unless the other party gives written notice to update such addresses.

Transferors’ Address:	166 Yugu Road, Hangzhou City

Telephone Number:	0571-87969988

Facsimile Number:	0571-87963818

Addressee:	CHENG Gang

Transferee’s Address:	1201, Tower C2, Sunshine Plaza, 68 Anlilu, Chaoyang District, Beijing

Telephone Number:	010—64928483

Facsimile Number:	010—64961540

Addressee:	LI Wei-wei

Article 59	Appendix
59.1	Appendix 1 Audit Report by September 30, 2007 by Beijing Jingdu CPA Limited

59.2	Appendix 2 Index to Information Disclosed by the Transferors

59.3	Appendix 3 List of Original Bank Loans ending on September 30, 2007 audited by Beijing Jingdu CPA Limited

59.4	Appendix 4 Letter of Security

59.5	Appendix 5 Assets Assessment Report by September 30, 2007 affirmed by the Assets Evaluation Company Limited

59.6	Appendix 6 Restructuring Details and Measures for credits and debts of the Object Company in its Equity Interest Transfer

59.7	Appendix 7 Letter of Undertaking

ore text hereinafter]
IN “WITNESS WHEREOF, the duly authorized representatives of Party A, Party B and Party C have signed this Contract on the date borne on the first page.
Party A: China Hydroe
Signature representative:
Party B: Zhejiang Guangsha C
Representative’s Signature:
Party C: Zhejiang Guangsha Hydropower Investment Co., Ltd.
Representative’s Signature:
The End

Appendix 1 — Audit Report

Zhejiang Jingning Yingchuan
Hydroelectric Development Co., Ltd.
Audit Report
Sep. 30, 2007

Contents

The audit report

The balance sheet	1-2

The income statement	3

The statement of changes in ownership interests	4

Notes of financial statement	5-18

Dehao International Beijing Jingdu Certified Public	Dehao International Beijing Jingdu Certified Public Accountants Co., Ltd. Scitech Place 5th floor, Jianguomenwai
Accountants Co., Ltd.	Avenue No. 22, Beijing
Zip Code: 100004
Tel: 86-10-65264838
Fax: 86-10-65227521
Audit Report
(English Translation)Beijing JINGDUSHENZI (2007) No. 1314
China Hydroelectric Corporation:
We have audited the enclosed financial statements of Yingchuan Hydroelectric Development Co., Ltd. in Jingning Country, Zhejiang Province (hereinafter refered to as “Yingchuan Hydroelectric Company”), including the balance sheet on Dec. 31st, 2006 and Sep. 30th, 2007, the income statement and the notes of financial statements of 2006 and Jan. to Sep., 2007.
I. Management Personnel’s responsibilities for financial statements
The management Personnel of Yingchuan Hydroelectric Company is responsible for the preparation and fair presentation of these financial statements in accordance with the Accounting Standards for Business Enterprises and China Accounting System for Business Enterprises. The responsibilities include: (i) designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error;(ii) selecting and applying appropriate accounting policies; (iii) making reasonable accounting estimates.
II. Auditor’s responsibility
Our responsibility is to express an opinion on the financial statements based on the auditing task. We have performed the auditing task under the provision of CICPA auditing guideline. CICPA auditing guideline requires us to comply with the professional ethics, to plan and perform audit tasks to obtain reasonable assurance on whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence regarding the amounts and disclosures in the financial statements. The procedures selection is depended on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Dehao International Beijing Jingdu Certified Public	Dehao International Beijing Jingdu Certified Public Accountants Co., Ltd. Scitech Place 5th floor, Jianguomenwai
Accountants Co., Ltd.	Avenue No. 22, Beijing
Zip Code: 100004
Tel: 86-10-65264838
Fax: 86-10-65227521
III. Audit opinions
We believe that the financial statements of Yingchuan Hydroelectric Company have given a fair and true view of the financial situation of Dec. 31, 2006 and Sep. 30, 2007, as well as operating results of 2006 and Jan. to Sep., 2007 in accordance with the Accounting Standards for Business Enterprises and China Accounting System for Business Enterprises.

Beijing Jingdu Certified Public Accountants Co., Ltd.	The Chinese Certified Public Accountant(CICPA)

The Chinese Certified Public Accountant(CICPA)

Beijing·China	Nov. 15th, 2007

BALANCE SHEET
AS AT 30 SEPTEMBER 2007
[English Translation ]
Prepared by: Zhejiang Jingning Yingchuan Hydroelectric Development Co., Ltd.

In RMB Yuan
ASSETS	NOTES	2007.09.30	2007.01.01
CURRENT ASSETS
Cash	6-1	228,386.62	259,959.65
Current financial assets		—	—
Notes receivable		—	—
Accounts receivable	6-2	10,639,814.20	2,953,805.13
Advances to suppliers		—	—
Interest receivable		—	—
Dividends receivable		—	—
Other receivables	6-3	8,417,616.45	8,322,000.00
Inventories		—	—
Current maturity nonliquid assets		—	—
Other current assets		—	—
Total current assets		19,285,817.27	11,535,764.78
NON-CURRENT ASSETS		—	—
Financial assets for sale		—	—
Hold-to-maturity investment		—	—
Long-term accounts receivable		—	—
Long-term equity investments		—	—
Investment real estate		—	—
Fixed assets — net book value	6-4	258,457,391.06	264,821,150.82
Construction in progress		—	—
Construction supplies		—	—
Fixed assets disposal		—	—
Productive biological assets		—	—
Oil gas assets		—	—
Intangible assets	6-5	8,216,520.74	8,511,137.00
Exploitation expenses		—	—
Goodwill		—	—
Long-term prepaid expenses		—	—
assets of deferred income tax		—	—
Other non-current assets		—	—
Total non-current assets		266,673,911.80	273,332,287.82
TOTAL ASSETS		285,959,729.07	284,868,052.60

Legal representative:	Person in charge of accounting:	Person in charge of financial function:

1

BALANCE SHEET
AS AT 30 SEPTEMBER 2007
[English Translation ]
Prepared by: Zhejiang Jingning Yingchuan Hydroelectric Development Co., Ltd.

			In RMB Yuan
LIABILITIES AND SHAREHOLDERS’ EQUITY	NOTES	2007.09.30	2007.01.01
CURRENT LIABILITIES
Short-term loans	6-6	—	10,000,000.00
Current financial liabilities		—	—
Notes payable		—	—
Accounts payable		—	—
Advances from customers		—	—
Payable workers’salary	6-7	427,050.62	682,741.90
Taxes payable	6-8	6,794,633.00	880,871.91
Interest payable	6-9	169,505.00	220,000.00
Dividends payable	6-10	—	9,973,267.33
Other payables	6-11	24,487,639.81	10,445,561.14
Current maturity of non-current liability	6-12	—	35,000,000.00
Other current liabilities		—	—
Total current liabilities		31,878,828.43	67,202,442.28
NON-CURRENT LIABILITIES		—	—
Long-term loans	6-13	75,000,000.00	50,000,000.00
Debentures payable		—	—
Payables due after one year		—	—
Government grants payable		—	—
Accrued liabilities		—	—
liabilities of deferred income tax		—	—
Other non-current liabilities		—	—
Total non-current liabilities		75,000,000.00	50,000,000.00
Total liabilities		106,878,828.43	117,202,442.28
SHAREHOLDERS’ EQUITY		—	—
Paid-in capital	6-14	140,470,000.00	140,470,000.00
Capital surplus		—	—
Less: treasury stock		—	—
Surplus reserve	6-15	9,595,985.22	9,595,985.22
Undistributed profits	6-16	29,014,915.42	17,599,625.10
Total shareholders’ equity		179,080,900.64	167,665,610.32
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		285,959,729.07	284,868,052.60

Legal representative:	Person in charge of accounting:	Person in charge of financial function:

2

INCOME STATEMENT
FOR THE PERIOD FROM JANUARY TO SEPTEMBER 2007
[English Translation ]

Prepared by: Zhejiang Jingning Yingchuan Hydroelectric Development Co., Ltd.
			In RMB Yuan
Items	NOTES	2007.01-2007.09	2006.01-2006.12
Revenues	6-16	35,275,375.65	39,714,620.77
Less: Operating coats	6-17	8,084,384.90	12,515,043.00
Sales tax and the extra charges	6-18	134,116.72	140,999.62
Selling expenses		—	—
General and administrative expenses		1,416,030.24	1,904,086.87
Financial expenses	6-19	8,121,111.16	7,722,164.07
Loss on impairment	6-20	409,559.23	-718,717.32
Add: gains in fair value changes (loss is expressed in “-”)		—	—
Income from investment (loss is expressed in “-”)		—	—
thereinto: investment income of joint ventures		—	—
Operating profit (loss is expressed in “-”)		17,110,173.40	18,151,044.53
Add: Non-operating income		—	—
Less: Non-operating expenses	6-21	72,426.66	115,089.37
Thereinto: disposal losses of non-current assets		—	—
Total Profit (loss is expressed in “-”)		17,037,746.74	18,035,955.16
Less: Income tax		5,622,456.42	—
Net profit (loss is expressed in “-”)		11,415,290.32	18,035,955.16

Legal representative:	Person in charge of accounting:	Person in charge of financial function:

3

THE STATEMENT OF CHANGES IN OWNERSHIP INTERESTS
FOR THE PERIOD FROM JANUARY TO SEPTEMBER 2007
[English Translation ]

Prepared by: Zhejiang Jingning Yingchuan Hydroelectric Development Co., Ltd.
			Less: treasury		Undistributed	In RMB Yuan
Item	Paid-in capital	Capital surplus	stock	Surplus reserve	profits	Total owner's equity
I. Closing amount of the last year	140,470,000.00			9,595,985.22	17,599,625.10	167,665,610.32
Add: accounting policy changes						—
Accounting error correction						—
II. Beginning balance of this year	140,470,000.00	—	—	9,595,985.22	17,599,625.10	167,665,610.32
III. Amount changes of this year (deducting is expressed in “-”)						—
(I) Net profit					11,415,290.32	11,415,290.32
(II) Directly included in the profits and losses of the owner’s equity.	—	—	—	—	—	—
1. Net fair value changes of financial assets available for direct sale						—
2. Other owner’s equity changes’ impact of the investment unit under the Equity Method						—
3. Impact of income taxes related to owner’s equity items						—
4. Others						—
Total (I) and (II)	—	—	—	—	11,415,290.32	11,415,290.32
(III) The owner’s investment and reducing capital	—	—	—	—	—	—
1. The owner’s investment capital						—
2. The shares to pay are included in the amount of the owner’s equity						—
3. Others						—
(IV) Profit appropriation	—	—	—	—	—	—
1. Withdrawal surplus reserves						—
2. Owners’ (or shareholders’) distribution						—
3. Others						—
(V) The owner’s equity internal transfer	—	—	—	—	—	—
1. Conversion capital in capital surplus						—
2. Conversion capital in surplus reserve						—
3. Revovery of loss in surplus reserve						—
4. Other						—
IV. Ending balances of this period	140,470,000.00	—	—	9,595,985.22	29,014,915.42	179,080,900.64

Legal representative:	Person in charge of accounting:	Person in charge of financial function:

4

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
Notes of Financial Statements
(If there is no special explanation, the notes use yuan as monetary unit)
I. The company’s basic information
Zhejiang Jingning Yingchuan Hydroelectric Development Co., Ltd. (hereinafter referred to as “the company”) was invested and established by Zhejiang Guangsha Jingning Hydroelectric Development Co., Ltd. and Lishui Nanfang Hydroelectric Development Co., Ltd.. It registered in Jingning She Nationality Autonomous County Administration for Industry and Commerce on Aug. 26, 1998 and obtained the business license of enterprise legal person. The registration No. is 3325291000832.
At the beginning of the establishment, the company’s registered capital was11 million yuan. The shareholders and the investment amount were as follows:

	investment	holding
shareholders	amount	proportion
Zhejiang Guangsha Jingning Hydroelectric Development Co., Ltd.	9,560,000.00	86.91%
Lishui Nanfang Hydroelectric Development Co., Ltd.	1,440,000.00	13.09%
Total	11,000,000.00	100%
On Dec. 31, 2002, The shareholders changed to Zhejiang Guangsha Joint Stock Limited Partnership and Zhejiang Guangning Hydroelectric Development Co., Ltd.. The capital increased to 64 million yuan.
     The shareholders and the investment amount were as follows:

	investment	holding
shareholders	amount	proportion
Zhejiang Guangsha Joint Stock Limited Partnership	54,400,000.00	85%
Zhejiang Guangning Hydroelectric Development Co., Ltd.	9,600,000.00	15%
Total	64,000,000.00	100%

5

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
On June 24, 2003, the company’s shareholders performed capital increase. After that, the registered capital was 140.47 million yuan. The shareholders and the investment amount were as follows:

	investment	holding
shareholders	amount	proportion
Zhejiang Guangsha Joint Stock Limited Partnership	119,400,000.00	85%
Zhejiang Guangning Hydroelectric Development Co., Ltd.	21,070,000.00	15%
Total	140,470,000.00	100%
According to the dicision of board of shareholders and the share transfer agreement on Jan. 18 2007, Zhejiang Guangning Hydroelectric Development Co., Ltd. Transferred all of its 15% equity to Zhejiang Guangsha Hydroelectric Development Co., Ltd.. Up to Sep. 30, 2007 the registered capital was 140.47 million yuan, the details were as follows:

	investment	Holding
shareholders	amount	proportion
Zhejiang Guangsha Joint Stock Limited Partnership	119,400,000.00	85%
Zhejiang Guangsha Hydroelectric Development Co., Ltd.	21,070,000.00	15%
Total	140,470,000.00	100%

Registered address:	Huangyangkou Village, Yingchuan Town, Jingning She Nationality Autonomous County.

Legal representative:	Lu Chunliang;

Business Scope:	Hydropower development manufacturing, hydropower installation, hardware and building material, subsidiary agricultural products’ (exclusive of cotton, silkworm cocoon, tobacco) purchase and sale.
II. Preparation base for financial statements
The company’s financial statements adopt continuing operating as preparation base. According to the actually happened trades and events, it is prepared in accordance with Accounting Criteria for Enterprises issued by Ministry of Finance on Feb. 15, 2006 and its application guidance.
III. Major accounting policy and accounting estimates

6

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
1.	Financial year

The financial year means a calendar year starting on January 1 and ending on December 31.

2.	Standard money

The standard money is Renminbi (RMB).

3.	Measurement attributes

Unless otherwise stated, the pricing principle is based on the historical cost.

4.	Validation criteria for cash equivalent

Cash equivalent means those investments featuring short term (generally due within 3 months from purchase date), high mobility, easy to change into cash, and low value disturbance.

5.	Entry method of bad debt loss for the account receivable
(1)	Bad debt validation criteria: a. the debtor goes into liquidation or death, and his liquidated property and heritage cannot cover the all the debts; b. the debtor fails to perform its repayment obligations overdue and it’s obvious that the debt is unable to be repaid.

(2)	The entry method of bad debt loss: allowance method is used for reckoning the bad debt loss. By the end of each year, the company will draw some provisions for bad debts to the receivables (including account receivable and other receivables) according to the account age analysis method. The provision proportion is showed in the following sheet:

Duration of account receivable	Provision proportion
Overdue within a year	5%
Overdue one-two years	10%
Overdue two-three years	30%
Overdue more than three years	100%
For those accounts receivable featuring conclusive evidence of the obvious difference of repayment, individual recognizing method is used to draw bad debt provision.

6.	Fixed assets pricing and depreciation method

7

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
(1)	Validation criteria for fixed assets: the fixed assets concurrently feature the following characteristics: 1. tangible assets; 2. high unit value; 3. service life more than one year; 4. purchased for the purposes of production, offering labour services, lease or operation management.

(2)	The fixed assets pricing and depreciation method: the fixed asset is booked at the actual cost of procurement, and depreciated according to straight-line method from the next month after reaching the serviceable conditions.

The salvage value rate, depreciation life and annual depreciation rate of all kinds of fixed assets:

	Depreciation	Annual
Fixed assets group	life	depreciation rate (%)
Buildings and structures	20-30	4.85 — 2.16
General-purpose equipment	8	12.13
Special-purpose equipment	20-25	4.85-3.88
Vehicles	10	9.70
(3)	The validation criteria and provision method for the depreciation provision of fixed assets: by the end of each year, the company will inspect all the fixed assets. If the following factors are found, including continual downslide of market price, technical obsolescence, damage or long-term idling, then the recoverable amount is evaluated for the fixed assets so as to check whether the fixed asset is devaluated or not. If the recoverable amount is lower than the book value of the fixed assets, then the depreciation provision is drawn as the difference between the recoverable amount and the book value. Once the fixed assets depreciation provision is confirmed, it shall not be reverted in the subsequent accounting period.
7.	Accounting treatment method for borrowing costs

For the borrowing cost occurred, if it complies to the capitalization conditions of fixed assets construction or procurement, it can be added into the corresponding assets costs; the other borrowing costs shall be determined as expenses and listed in the income statement according to the amount occurred. The assets compliant to the capitalization conditions means those assets can reach operation conditions or sales conditions after a long period

8

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
of procurement, construction or production, including fixed assets, inventory and investment-type properties.

8.	Entry method for intangible assets
(1)	The intangible assets are initially evaluated at cost.

(2)	The intangible assets with limited service life can be rationally amortized according to the anticipation of the related economic benefits within its service life; for those without reliable and ascertained realization way, straight-line amortization method is adopted. For those intangible assets without ascertained service life, their service life shall be rechecked every year and depreciation test shall be carried out.
9.	Validation criteria for revenue

The operating revenues of the company are mainly power generation revenue. The validation criteria for revenue are as follows:
(1)	The major risk and remuneration of the ownership are transferred to the buyers;

(2)	The company neither keeps the ownership-related management right, nor implements effective control on the sold goods;

(3)	The amount of revenue can be measured reliably;

(4)	The correlative economic benefits are likely to flow in the company;

(5)	The related cost occurred or to be occurred can be measured reliably.
10.	Accounting treatment method for income tax
The accounting treatment method of the corporate income tax is balance sheet debt method.

If the book value of assets is greater than its tax base or the book value of liabilities is less than its tax base, the liabilities of deferred income tax shall be determined; if the book value of assets is less than its tax base or the book value of liabilities is greater than its tax base, the assets of deferred income tax shall be determined.
IV. Accounting policies changes, changes in accounting estimate and accounting error correction
     1. Accounting policies changes

9

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
     The company implemented the Accounting Standard for Business Enterprises issued by the Ministry of Finance in 2006 and its guidance from Jan. 1st, 2007.
     2. Changes in accounting estimate
     No.
     3. Significant accounting error correction
     No.
V. Major taxes
The company’s applicable taxes and tax rates are as follows:
1.	Corporate income tax

the applicable rate of corporate income tax is 33%. Approved by the Local Taxation Bureau of Jingning She Autonomous County (JINGDISHUIZHENG [2006] No.20), the company was exempt from corporate income tax in 2006 but cannot enjoy the exemption policies any longer from January 1, 2007.

2.	The value added tax

Pay at 6% of the business income

3.	Urban construction tax

Pay at 1% of the turnover tax payable

4.	Education surtax

The education surtax should be paid at 4% of the turnover tax payable from January to April, 2006, and at 3% of the turnover tax payable from May 1, 2006. The local education surtax should be paid at 2% of the turnover tax payable from May 1, 2006
VI. Notes on the financial statement’s main items
1.	Monetary Resources

		Opening amount of the
Items	Closing amount	year
Cash	338.26	438.39
Bank deposits	228,048.36	259,521.26

Total	228,386.62	259,959.65

10

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
2.	Account receivable

(1)	Duration of account receivables is as follows:

			Opening amount of the year
	Closing amount		Balance at the
	Closing	Provision for	beginning of	Provision for
Duration	balance	Bad Debts	the year	Bad Debts
Within 1 year	11,199,804.42	559,990.22	3,109,268.56	155,463.43

Total	11,199,804.42	559,990.22	3,109,268.56	155,463.43

(2)	Receivables are all funds of Electricity Generating Board.

(3)	No receivables of related parties
3.	Other receivables
(1)	Duration of other receivables is as follows:

			Opening amount of the year
	Closing amount		Balance at the
	Closing	Provision for	beginning of	Provision for
Duration	balance	Bad Debts	the year	Bad Debts
Within 1 year	8,860,648.89	443,032.44	8,760,000.00	438,000.00

Total	8,860,648.89	443,032.44	8,760,000.00	438,000.00

(2)	Other receivables’ details:

Item	Amount	Contents
Zhejiang Guangsha Joint Stock Limited Partnership	8,355,648.89	current loan
China Life Insurance Company Limited	500,000.00	deposit premium
Cheng Jun	5,000.00	deposits

Total	8,860,648.89

(3)	Arrears of related parties, see VII. (III)
4.	Original value of fixed assets, accumulated depreciation and provision for diminution in value:

11

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
(1)	Original value of fixed assets and accumulated depreciation

			decrease
Original value of	Opening amount	Increase of	of current
fixed assets	of the year	current period	period	Closing amount
Buildings and structures	260,955,316.25	0.00	0.00	260,955,316.25
General-purpose equipment	201,253.00	0.00	0.00	201,253.00
Special-purpose equipment	42,436,275.91	0.00	0.00	42,436,275.91
Vehicles	130,677.00	0.00	0.00	130,677.00

Total	303,723,522.16	0.00	0.00	303,723,522.16

Accumulated			decrease
Depreciation of	Opening amount	Increase of	of current
Fixed Assets	of the year	current period	period	Closing amount
Buildings and structures	29,761,036.71	4,869,993.33	0.00	34,631,030.04
General-purpose equipment	112,228.34	18,134.08	0.00	130,362.42
Special-purpose equipment	8,973,121.90	1,466,125.56	0.00	10,439,247.46
Vehicles	55,984.39	9,506.79	0.00	65,491.18
Total	38,902,371.34	6,363,759.76	0.00	45,266,131.10

Net value of fixed assets	264,821,150.82	-6,363,759.76	0.00	258,457,391.06

(2)	No recoverable amount of a single asset in the company’s fixed assets is below the book value, therefore there is no need to draw provisions for diminution in value of fixed assets.
5. Intangible assets

		Opening	Increase	amortization		the age limits
		amount of the	of current	of current	closing	of spare
Item	original amount	year	period	period	amount	amortization
use right to the transmission line	10,344,304.86	8,511,137.00	0.00	294,216.26	8,216,520.74	251 months

Total	10,344,304.86	8,511,137.00	0.00	294,216.26	8,216,520.74

No recoverable amount of the intangible assets is below the book value, therefore there is no need to draw provisions for diminution in value of intangible assets.

12

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
6. Short-term loans

Loan Conditions	closing amount	Opening amount of the year
the guaranteed loan	0.00	10,000,000.00

Total	0.00	10,000,000.00

The guarantor of the guaranteed loan at the beginning of the year was Zhejiang Guangsha Hydroelectric Investment Co. Ltd..
7. Payable workers’ salary

	Opening
	amount of	Increase of	decrease of	Closing
Item	the year	current period	current period	amount
wage	320,000.00	476,889.50	796,889.50	0.00
workers’ welfarism	247,123.53	66,235.33	11,000.00	302,358.86
Social Insurance	64,004.82	15,370.40	15,759.20	63,616.02
labour union outlay	51,613.55	9,462.19	0.00	61,075.74

Total	682,741.90	567,957.42	823,648.70	427,050.62

8.Taxes payable

Items	Closing amount	Opening amount of the year
Value added tax	952,039.29	330,991.59
Urban construction tax	9,635.16	3,309.91
Individual income tax	595.00	530.00
Stamp duty	5,087.42	862.97
Education surtax	48,175.79	16,549.57
Special funds for water conservancy construction	16,279.73	2,227.87
Water resource cost	1,200,806.10	389,900.00
Small hydropower station management costs	420,317.13	136,500.00
Corporate income tax	4,472,694.86	0.00

Total	7,125,630.48	880,871.91

9. Interest payable

		Opening amount of the
Items	Closing amount	year
Interest on bank loans	169,505.00	220,000.00

Total	169,505.00	220,000.00

13

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
10. Dividend payable

		Opening amount of the
Items	Closing amount	year
Zhejiang Guangsha Joint Stock Limited Partnership	0.00	9,973,267.33

Total	0.00	9,973,267.33

11. Other accounts payable

Items	Closing balance	Fund discription
Zhejiang Guangsha Hydroelectric Development Co., Ltd.	22,881,639.81	current loan
Lishui Oujiang Electricity Generating LLC.	1,500,000.00	The payment for the use of state funds
Zhejiang Institute Hydraulics & Estuary	45,000.00	Consulting fee
Luishui Electric Power Association	50,000.00	Dues of the hydropower guild
Jingning Feihe Hydroelectric Company	11,000.00	10kv circuital maintenance cost

Total	24,487,639.81

12. Current maturity of non-current liability

Items	Closing amount	Opening amount of the year
Guaranteed loans	0.00	35,000,000.00

Total	0.00	35,000,000.00

13. Long-term loans

		Balance at the beginning
Loan categorie	Closing balance	of the year
Guaranteed loans	50,000,000.00	50,000,000.00
Mortgage loan	25,000,000.00	0.00

Total	75,000,000.00	50,000,000.00

The guaranty of the mortgage loan is the property of the power station of our company.;
The guarantor of all the guaranteed loans is Guangsha Building Group Co., Ltd..

14

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
14. Paid-up capital

	Opening amount of the year
			Increase of	Decrease of the	Closing amount of the year
Investors	amounts	Proportion	the year	year	amounts	Proportion
Zhejiang Guangsha Joint Stock Limited Partnership	119,400,000.00	85%	0.00	0.00	119,400,000.00	85%
Zhejiang Guangning Hydroelectric Development Co., Ltd.	21,070,000.00	15%	0.00	21,070,000.00	0.00	0%
Zhejiang Guangsha Hydroelectric Investment Co.,Ltd.	0.00	0%	0.00	0.00	21,070,000.00	15%

Total	140,470,000.00	100%	0.00	0.00	140,470,000.00	100%

According to the decision of board of shareholders on Jan. 18, 2007, Zhejiang Guangning Hydroelectric Development Co., Ltd. transferred all its 15% equity to Zhejiang Guangsha Hydroelectric Investment Co., Ltd.. After that, Zhejiang Guangsha Hydroelectric Investment Co., Ltd. had 15% of the equity.
15. Surplus reserve

	Opening	Increase of
	amount of the	current	decrease of	Closing
Item	year	period	current period	amount
Legal reserve	9,595,985.22	0.00	0.00	9,595,985.22

Total	9,595,985.22	0.00	0.00	9,595,985.22

16. Unappropriated profit

Item	Closing amount
Unappropriated profit at the beginning of the year	17,599,625.10
Increase of current period	11,415,290.32
Thereinto: transferred from the net profit of the year	11,415,290.32
Decrease of current period	0.00
Minus: withdrawal surplus reserves of the year	0.00
Cash dividend distribution of the year	0.00

Unappropriated profit at the end of the year	29,014,915.42

15

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
17. The takings and operating costs

	The takings		Operating coats
Income	Amount of	Amount of last	Amount of current	Amount of last
categories	current period	yea	period	year
Electricity generation income	35,235,375.65	39,714,620.77	8,082,252.90	12,515,043.00
Other business income	40,000.00	0.00	2,132.00	0.00

Total	35,275,375.65	39,714,620.77	8,084,384.90	12,515,043.00

18. Sales tax and the extra charges

Item	Amount of current period	Amount of last year
Urban construction tax	27,836.76	23,828.76
Education surtax	106,279.96	111,170.86

Total	134,116.72	140,999.62

19. Financial expenses

Item	Amount of current period	Amount of last year
Interest expense	8,131,889.62	7,734,350.68
Minus: interest return	12,502.82	13,837.15
Others	1,724.36	1,650.54

Total	8,121,111.16	7,722,164.07

20 Loss on impairment

Item	Amount of current period	Amount of last year
Withdrawal provision for bad debts	409,559.23	–718,717.32

Total	409,559.23	–718,717.32

21.Non-business expenditure

Item	Amount of current period	Amount of last year
Donations	2,000.00	45,000.00
Funds for water conservancy construction	35,426.66	39,714.62
Compensatory payments	35,000.00	30,374.75

Total	72,426.66	115,089.37

16

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
VII. Related parties relationships and their transactions
(•) Related parties relationships
1. Related parties which have controlling relationships

Relationships with
Enterprise	Registered addresses	Major businesses	the company	Economic character	Legal representative
Zhejiang Guangsha Joint Stock Limited Partnership	Wuning West Road 21#, Dong Yang City,Zhejiang Province	Investments in real estates, etc.	Majority shareholders	Joint-stock Company	Lou Jiangyue
2. The registered capital and its changes by related parties which have controlling relationships

	Opening amount of	Increase of current	Decrease of current
Related parties’ name	the year	period	period	Closing amount
Zhejiang Guangsha Joint Stock Limited Partnership	483,633,492.00	388,155,600.00	—	871,789,092.00
3. The stocks held by related parties which have controlling relationships and the changes

	The amount of shareholding		Holding proportion
	Opening amount of		Opening amount of
Related parties’ name	the year	Closing amount	the year	Closing amount
Zhejiang Guangsha Joint Stock Limited Partnership	119,400,000.00	119,400,000.00	85%	85%
4. Related parties which have other relationships with the company

Related parties’ name	relationship
Zhejiang Guangsha Hydroelectric Investment Co., Ltd.	Shareholder of the company
Guangsha Building Group Co., Ltd.	Significant impact to our Company
(•) Related transaction
1.	From Jan., 2007 to Sep., 2007, Zhejiang Guangsha Hydroelectric Investment Co., Ltd. should be paid 649,594.08 yuan as payment for the use of state funds. Up to Sep. 30, 2007, it has not been paid.

2.	From Jan., 2007 to Sep., 2007, Zhejiang Guangsha Hydroelectric Investment Co., Ltd. shoud be paid 239,040.27 yuan for power station

17

The Notes of Financial Statement of Yingchuan Hydroelectric Company on Sep, 30th, 2007
administration, of which 136,760.42 yuan has been paid and the remaining 93,279.65 yuan, has not been paid.

3.	Acceptance of guarantee
Up to Sep. 30, 2007, the amount of guarantee accepted was 50 million yuan. The guarantor was Guangsha Building Group Co., Ltd..
(III) Balance of related parties

			Opening amount of
Related parties’ name	Categories	Closing amount	the year
Zhejiang Guangsha Joint Stock Limited Partnership	Other receivables	8,355,648.89	0.00
Zhejiang Guangsha Hydroelectric Investment Co., Ltd.	Other accounts payable	22,881,639.81	4,539,232.44
Zhejiang Guangsha Joint Stock Limited Partnership	Dividend payable	0.00	9,973,267.33
VIII. Commitment matters
Up to the deadline of the report, we do not have commitment matters which should be disclosed.
IX. Contingencies
Up to the deadline of the report, we do not have contingencies whicn should be disclosed such as pending action, external guarantee, etc..
X. Other important matters
Up to the report deadline of the, China Hydroelectric Fund Beijing Management Company plans to purchase all the equity of the company. The correlative work is ongoing. Other than this, we do not need to explain other important matters.
XI. The subsequent events of the balance sheet
Up to the deadline of the report, we did not have any significant subsequent event of the balance sheet which shall be disclosed.
Zhejiang Jingning Yingchuan Hydroelectric Development Co., Ltd.
Nov. 15th, 2007

18

Appendix 2 Index to information disclosed by the Transferors
Including but no limited to:
Company profile
Registration documents for Company establishment (August 1998)
Registration documents for company change (November 18, 2001)
Registration documents for company changes (November 28, 2001)
Registration documents for company changes (August 15, 2001)
1998, 1999, 2000, 2001, 2002, 2003, 2004, 2005
Annual inspection report (1998,1999,2000,2001,2002,2003,2004 and 2005)
Annual audit report (2003,2004 and 2005)
Enterprise Legal Person Business License
Articles of Association
Amendments to Articles of Association
Amendments to Articles of Association
Resolutions of the shareholders’ meeting
Resolutions of the Board of Directors
Resolutions of the Supervisory Board
Capital verification report (2003)
Capital verification report (2002)
Capital verification report (1998)
List of key personnel
Tax registration certificate
Tax registration certificate (copy)
Organization or agency code (copy)
Permit to open a bank account
Zhejiang Water Resources Bureau, Approval on the Water and Soil Conservancy Plan for Jingning Yingchuan Hydropower Project, Zhe Shui Zheng (1997) No.854
Zhengjiang Planning and Economic Commission, Approval on Forwarding the Project Suggestion of Yingchuan Hydropower Project, Zhe Jing Ji Tou (1997) No.1206
Zhengjiang Planning and Economic Commission, Approval on the Feasibility Study Report of Jingning Yingchuan Hydropower Project, Zhe Jing Ji Tou (1998) No.181
Zhejiang Water Resources Bureau, Apply on the Preliminary Design of Jingning Yingchuan Hydropower Project, Zheng Shui Zheng (1998) No.531
Zhengjijang Lishui District Planning Commission, Report on the Request to Review the Preliminary Report of Jingning Yingchuan Hydropower Project, Zhe Di Ji Tou (1998), No.241
Zhejiang Water Resources Bureau, Approval on the Water and Soil Conservancy Plan for Jingning Yingchuan Hydropower Project, Zhe Shui Zheng (1997) No.854
Jingning County Construction Bureau: Construction Land Planning Permit 1084073
Application for Forest Requisition (Original and copy)
Construction Land Application (Original and copy)

1

Redline map of land condemnation
Zhejiang Construction Land Permit, Jing Guo Jian Di Zi (1998) No.62
Jingning Shezu Autonomous County Government, Circular on Immigrant Relocation and Compensation Standards of Yingchuan Hydropower Project as well as the supplementary circular, Jing Zheng [1999] No.23 and 26
Jingning Shezu Autonomous County Government, Compensation Measures for the Requisition of Land and Trees by Yingchuan Hydropower Project as well as the supplementary circular, Jing Zheng Fa [1999] No.12 and No.98
Jingning Shezu Autonomous Region Government, Circular on Adjusting Compensation Standards in the Requisition of Land by Yingchuan Hydropower Project, Jing Zheng Fa [2001] No.94
Jingning County Yingchuan Town Government, Assets Assessment Report (2001) No.16
State-owned Land Use Certificate (2003) No.29
State-owned Land Use Certificate (2003) No.30
Land Use Right Certificate Jing Guo Yong (2004) No.866
State-owned Land Use Right Certificate Jing Guo Yong (2004) No.867
Lishui City Public Security Bureau, Opinion on Fire-fighting Examination and Acceptance of Jingning Yingchuan Hydropower Project, Li Gong Xiao Yan [2002] No.059
Zhejiang Water Resources Bureau, Circular on Publishing the Examination and Acceptance Report on the Launch into Operation of Power Generators of Jingning Yingchuan Hydropower Project, Zhe Shui Jian [2002] No.58
Quality Assessment Report on Examination and Acceptance upon Operation of Power Generators
Examination and Acceptance Report by Flood-discharging Units
Examination and Acceptance Report by Ground Voltage Transformation Units
Examination and Acceptance Report by Water Channeling Units
Examination and Acceptance Report by Water Introduction Units
Acceptance by Xikangyuan Water Introduction Unit
Jingning County Construction Bureau, Examination and Acceptance Record for Houses
Li Shui Power Supply Bureau, Opinion on Jingning Yingchuan Hydropower Project Grid Connection
Zhejiang Price Bureau, Apply on Grip Upload Price of Jingning Yingchuan Hydropower Project, Zhe Jia Shang [2002] No.183
Jingning Shezu Autonomous County Government, Apply on Preferential Policies for Yingchuan Hydropower Project
Jingning Shezu Autonomous County Local Taxation Bureau, Apply on Reducing and Waiving the Enterprise Annual Income Tax of 2006 for 6 Enterprises (including Daming Trading Corporation Limited)
House Ownership Certificate 11244
House Ownership Certificate 11245
House Ownership Certificate 11246
State-owned Land Use Certificate (2003) No.29
State-owned Land Use Certificate (2003) No.30
State-owned Land Use Certificate (2004) No.866

2

State-owned Land Use Certificate (2004) No.867
Assets Assessment Report (2007) No.41
Audit Report for the year of 2006
Audit Report for the year of 2005
Audit Report for the year of 2004
Exclusive Report on Expenses in Jingning Yingchuan Hydropower Project
Electricity Bill by Lishui Power Supply Bureau (June, July, August and September of 2007)
Explanation to the Delay in Payment of Interest to Oujiang Power Generating Co., Ltd
Credits and Debts Settlement Agreements
Economic Agreement on Grid Connection
Contract for Operating and Managing Yinchuan Hydropower Project
Loan Contract, Nong Yin Jie Zi (2001) No.0037
Guarantee Contract (2001) No.37
Loan Contract, Nong Yin Jie Zi (2001) No.0038
Guarantee Contract, Nong Yin Bao Zi (2001)No.006
Loan Contract 42760
Loan Contract 17980
Mortgage Contract 24141
Loan Contract Nong Yin Jie Zi (2000) No.63
Guarantee Contract for Loans (99) Nong Yin Bao Jie Zi No.001
Exclusive Invoice for Insurance
Economic Agreement on Grid Connection
Contract for Operating and Managing Yinchuan Hydropower Project
Tax Statement of Enterprise Income Tax
Tax Statement of Urban Land Use Tax
Tax Statement of House Tax
Sample of Labor Contract

3

Appendix 3
Breakdown of Bank Loans Borrowed by Yingchuan

		by September 30, 2007					Unit: RMB
No.	Lending Bank or Agency	Lending Date	Expiry Date	Annual Rate	Currency	Amount	Notes
1	Agricultural Bank of China, Mingzhu Sub-branch		2008.10.31	7.1154%- 7.3278%	RMB	30,000,000.00	Guarantor: Guangsha Construction Co., Ltd
2	Agricultural Bank of China, Jingning Shezu Autonomous County Sub-branch		2009.08.20	7.33%	RMB	20,000,000.00	Guarantor: Guangsha Construction Co., Ltd
3	Agricultural Bank of China, Jingning Shezu Autonomous County Sub-branch		2010.05.09	7.88%	RMB	25,000,000.00	Mortage: Assets of Yingchuan Hydropower Project

	Total					75,000,000.00

Appendix 4
Letter Of Guarantee
China Hydroelectric Corporation (CHC):
We hereby issue this Letter to you to provide a joint liability guarantee for all contractual obligations and maters under the “Formal Equity Interest Transfer Contract of Jingning Yingchuan Hydropower Development Co., Ltd” signed by CHC, Zhejiang Guangsha Stock Co., Ltd, and Zhejiang Guangsha Hydropower Investment Co., Ltd (hereinafter collectively referred to as “the Transferors”)on                     , 2007.
1. Guarantee Scope
The Guarantee’s scope is all contractual obligations and matters of the Transferors under the “Formal Equity Interest Transfer Contract of Jingning Yingchuan Hydropower Development Co., Ltd,” and all payment obligations, liabilities for breach of contracts and compensation caused by the Transferors’ failure to perform any contractual obligations thereof.
2. Guarantee Term
It shall be two years from the expiration date of the performance of the contractual obligations and matters under the “Formal Equity Interest Transfer Contract of Jingning Yingchuan Hydropower Development Co., Ltd.”
3. Guarantee manner: Joint liability guarantee.
4. Performance of the Guarantee obligations
If the Transferors fail to perform its contractual obligations and matters in accordance with the provisions of the Contract, CHC is entitled to request us to bear liability under the guarantee. We shall fulfill our obligations set out in this letter, within two (2) work days of receipt of your written notice affixed with your company seal, setting out our relevant contractual obligations, we will honor our payment obligations, our liability for breach of contractual provisions and remit the appropriate compensation.
5. Effective Date

This letter shall come into effect on the date when the legal representative or authorized representative signs and affixes our official business seal.
Guarantor: Guangsha Shareholding
Investment Corporation
Signature of legal representative or
authorized representative (signed and
Sealed)
                             , 2007

Zhejiang Jingning Yingchuan
Hydropower Development Co., Ltd.
Share Transfer Project
Assets Appraisal Report
JINGDUPINGBAOZI (2007) No.***
One volume only
Beijing Jingdu Assets Valuation Co., Ltd.
November 15, 2007

Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
Beijing Jingdu Assets Valuation Co., Ltd.     3F, Scitech Plaza     Fax: 0086-10-65227608     1

Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
Share Transfer Project by Zhejiang Jingning
Yingchuan Hydropower Development Co., Ltd.
Abstract
JINGDUPINGBAOZI (2007) No.***
Beijing Jingdu Assets Valuation Co., Ltd. (hereinafter referred to as Jingdu Company) has been entrusted by China Hydroelectric Corporation and developed appraisal work for all shareholders’ equity value of Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. (hereinafter referred to as “Yingchuan Hydroelectric Development Company) on the appraisal base day.
Appraisal objectives: Because China Hydroelectric Corporation planed to purchase all stock rights of Yingchuan Hydropower Development Company, the Jingdu Company accepted its entrustment and developed value appraisal for all shareholders’ equity of Yingchuan Hydropower Development Company on the appraisal base day and supplied references for the forementioned economic behavior.
The appraisal base day is September 30, 2007.
Appraisal Subject: all shareholders’ equity of Yingchuan Hydropower Development Company. The net assets nominal value of the Yingchuan Company on appraisal base day is RMB 178.7499 Million.
Appraisal method: Income approach.
Value type: the value type of the appraisal is investment value. The investment value is the assets possessed value for special investors with investment objective or certain of investors.
Referring to relevant data provided by the appraised enterprise, the appraisers have carried out necessary appraisal procedures including the verification, inquiry and data collection for property right, obligation and operation status, the
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Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
investigation, analyses and judgment for the market environment and state of operation, financial status, and future development status for appraised enterprise according to national provisions concerning assets appraisal, at the same time complying with principles of independence, objectivity and impartial. Also, according to the effective price data on the appraisal base day, the fair value of the entrusted assets on the appraisal base day has been reflected objectively.
Till September 30, 2007, the appraisal base day expiration, through adopting income approach appraisal, the entity value appraisal value of the Yingchuan Hydropower Development Company is RMB 452.7187 Million. And all shareholders’ equity appraisal value is RMB 355.5799 Million.
Appraisal conclusions are drawn on some assumptions and restrictive conditions, so it is hereby noted that the report user shall pay attention to the legal ownership explanation of the entrusted assets as well as influences on appraisal conclusions and trade pricing generated by these assumptions and restrictions.
This appraisal report will be valid for one year, namely, from September 30, 2007 to September 29, 2008.
The aforesaid content is picked from the asset appraisal report. To learn the comprehensive information of the appraisal report, please earnestly read the full text of this asset appraisal report. If any questions, take the Chinese version as criterion.
The use right of the appraisal report belongs to entrusting party. Without the permission of the entrusting party, the organization can’t supply or publicize the report. For any miscellaneous purposes, or somebody else presented and mastered the report, the appraisal organization will neither admit nonrecognize nor take on any responsibility, without the written approval of Jingdu.
     Assets Appraisal Institution: Beijing Jing Du Assets Valuation Company Ltd.
Beijing Jingdu Assets Valuation Co., Ltd.     3F, Scitech Plaza     Fax: 0086-10-65227608     3

Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
(No text in this passage)
     Legal Representative of Assets Appraisal Institution: Jiang Jianying
     China Certified Public Valuer: Wang Ri
     China Certified Public Valuer: Sun Chaohui
     Nov. 15, 2007
Beijing Jingdu Assets Valuation Co., Ltd.     3F, Scitech Plaza     Fax: 0086-10-65227608     4

Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
Zhejiang Jingning Yingchuan Hydropower
Development Co., Ltd.
Share Transfer Project
Assets Appraisal Report
JINGDUPINGBAOZI (2007) No.***
Beijing Jingdu Assets Valuation Co., Ltd. (hereinafter referred to as Jingdu Company) has been entrusted by China Hydroelectric Corporation and developed appraisal work for all shareholders’ equity value of Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. (hereinafter referred to as “Yingchuan Hydroelectric Development Company) on the appraisal base day, according to relevant provisions on assets appraisal and guided by the principle of independence, impersonality, fairness and scientificness. The appraisers of Jingdu Company verified, inquired and collected data of the property right, obligation and operation status for entrusted assets according to necessary appraisal procedures. The market environment of the appraised enterprise is investigated. The investigation, analyses and judgment are carried out for the state of operation, financial status and forthcoming development of the appraised enterprise. The fair value of the entrusted assets on September 30, 2007 has been reflected objectively. The assets appraisal conditions and results are reported as follows:
I. Entrusting Party and Other Appraisal Report Users
The entrusting party of the appraisal project is China Hydroelectric Corporation. The China Hydroelectric Corporation planed to purchase all stock rights of Yingchuan Hydropower Development Company. Except the entrusting party, the proceeding involved related parties will use the report.
II. Basic Information and Financial Status of the Appraised Enterprise
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Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
The appraised enterprise of the project is Yingchuan Hydropower Development Company.
1.	Company name:	Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. (hereinafter referred to as “Yingchuan Hydroelectric Development Company)

Registered address: Huangyangkou Village, Yingchuan Town, Jingning She Nationality Autonomous County.

Legal Representative: Lu Chunliang

Registered Capital: RMB 140.47m

Paid-up Capital: RMB 140.47m

Company Type: Company with Limited Liability
Business Scope:	Hydropower development manufacturing, hydropower installation, the purchase and sale of hardware, building material, subsidiary agricultural products (exclusive of cotton, silkworm cocoon, tobacco)
Establishment Date: August 26, 1998

Operation Period: from August 26, 1998 to August 25, 2028
2.	History evolution

Yingchuan Hydropower Development Company came into existence on August 26, 1998. Its registered capital is RMB 11 million, of which RMB 9.56 million is invested by Zhejiang Guangsha Jingning Hydropower Development Co. Ltd. and RMB 1.44 million is invested by Zhejiang Lishui Nanfang Hydropower Development Co., Ltd. According to the resolution of board of shareholders dated on October 31, 2002 and the modified Articles of Association, the former shareholders, Guangxia Jingning Hydropower Development Co. Ltd. (occupies 86.91% of the interests) and Lishui Nanfang Hydropower Development Co. Ltd. (occupies 13.09% of the interests), transferred their shares to Zhejiang Guangsha Joint Stock Limited Partnership and Zhejiang Guangning Hydropower Development Co. Ltd.respectively. On the basis of that, Zhejiang Guangsha Joint Stock
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Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
Limited Partnership and Zhejiang Guangning Hydropower Development Co., Ltd. increased investment. After the change, the contributed capital of the Guangsha Joint Stock Limited Partnership is RMB 54.40 Million (occupies 85% of the registered capital), and the contributed capital of the Zhejiang Guangning Hydropower Development Co. Ltd. is RMB 9.60 Million (occupies 15% of the registered capital). The total registered capital is increased to RMB 64 Million. On June 24, 2003, according to the resolution of board of shareholders on May 25, 2003 and the resolution of board of shareholders on June 12, 2003 and the modified Articles of Association, the registered capital of Yingchuan Hydropower Development Company was increased from RMB 64 Million to RMB 140.47 Million. After the capital increase, the total contributed capital of Zhejiang Guangsha Joint Stock Limited Partnership is RMB 119.4 Million (occupies 85% of the registered capital), and the total contributed capital of Zhejiang Guangning Hydropower Development Co., Ltd. is RMB 21.07 Million (occupies 15% of the registered capital). Thus the total registered capital is increased to RMB 140.47 Million. On January 18, 2007, the Company convened a shareholder conference and accepted that Zhejiang Guangning Hydropower Development Co., Ltd. could transfer its 15% shares of the company to Zhejiang Guangsha Hydropower Investment Co., Ltd.. The transfer price is RMB 21.07 Million. Zhejiang Guangning Hydropower Development Co., Ltd. will not hold any shares of the Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. any more after transferred.
The Yingchuan Hydropower Station located on the upstream branch — Yingchuan stream of Oujiang River water system. It is in the Yingchuan, Jingning County. The reservoir dam is located 500m down the conflux of Huanghu Port and Chayuan River, two main streams of Yingchuan River. It’s just 4km away from Yingchuan Town. The factory located in Huangqiangkou Village which is about 8km to downstream of Yingchuan Town. It is about 58km to Jingning County. The maximum height of the dam in Yingchuan Hydropower Station is 87m. The dam top width is 6m. The reservoir capacity is 37.31 Million m3. The power plant installation is 2×20000KW and belongs to Class III project. The water turbine adopted
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Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
vertical shaft mixed-flow turbine. The annual design power output is 108.76 Million KWH. The prime assets of the hydropower station includes: barrage, spillway, escape pipe, offlet, power generation water piloting tunnel, Xikengyuan water diversion works, power plant, booster station, surge shaft, penstock, tail water system, water-turbine generator sets and related full set facility, lifting pressure facility, power station manufacturing, living and office auxiliary buildings and the land use right.

The river basin planning was carried out for the hydropower station in November, 1997. The preliminary design was carried out in May, 1998. The supplement material of preliminary design after review was completed in Aug., 1998 and obtained preliminary design endorsement. It was started in early 1999; the total project duration is about 2.5 years. In May, 2002, two sets 20000KW water turbine sets paralleled in power generation.

In 2004, Yingchuan Company’s contracted grid power was 104 million KWH, but the actual grid power was 110.84 KWH. The income (power fee revenue) is RMB 17.22 Million. In 2005, its contracted grid power was 100.13 million KWH, but the actual grid power was 119.07 KWH. The income (power fee revenue) is RMB 17.22 Million. In 2006, its contracted grid power was 99.5 million KWH, but the actual grid power was 119.07 KWH. The income (power fee revenue) is RMB 16.57 Million.
3.	The assets, liabilities, financial status and operation achievements in recent three years

Assets liabilities and financial status	unit: RMB 10 thousand

Item	2004	2005	2006	Sep. 30, 2007
Total assets	28179.16	27330.64	28486.81	28696.27
Liabilities	14689.86	12895.05	11720.24	10720.98
Net assets	15500.71	16462.97	16766.56	17975.29
Operation income	3,378.15	4,381.27	3,971.46	3,527.54
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Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report

Item	2004	2005	2006	Sep. 30, 2007
Operation costs	2,210.62	3,022.92	2,705.86	1,625.93
Operation profit	940.55	1,869.75	1,815.10	1811.32
Gross profit	937.75	1,863.12	1,803.60	1804.08
Net profit	937.75	1,863.12	1,803.60	1208.73
Yingchuan Hydropower Development Company was carried out annual audit in 2004, 2005 and 2006 by Zhejiang Tianjian CPAs Firm , which issued unqualified opinions on their audit reports as ZHETIANKUAISHENZI(2005) No. 893, ZHETIANKUAISHENZI(2006) No. 1153 and ZHETIANKUAISHENZI (2007)NO.1339 respectively. The audit report considered that the company finacial statements conformed to the prescription of Accounting Standard for Business Enterprises and Accounting System of the Small enterprises. It reflected the financial status, operation achievement and the fund variation in the important aspects. The accounting process selection complies with principle of consistency. Beijing Jing Du CPAs Firm carried out special audit for balance sheet of the Yingchuan Hydropower Development Company on September 30, 2007 and presented the audit report BEIJINGJINGDUSHENZI (2007) No. 1314 .
4.	Major accounting policies

4.1	Financial system

The financial statements of Yingchuan Hydroelectric are compiled on the base of continual operation. All the statements, based on the actually occurred transactions and items, are compliant to Accounting Standards for Business Enterprises and its application guide that were issued by the Ministry of Finance on February 15, 2006.

4.2	Financial year

The financial year means a calendar year starting on January 1 and ending on December 31.
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4.3	Standard money

The standard money is Renminbi (RMB).

4.4.	Accounting base and pricing principles

Unless otherwise stated, the pricing principle is based on the historical cost.

4.5	Validation criteria for cash equivalent

Cash equivalent means those investments featuring short term (generally due within 3 months from purchase date), high mobility, easy to change into cash, and low value disturbance.

4.6	Entry method of bad debt loss for the account receivable
(1)	Bad debt validation criteria: a. the debtor goes into liquidation or is death, and his liquidated property and heritage cannot cover the all the debts; b. the debtor fails to perform its repayment obligations overdue and it’s obvious to indicate that the debt is unable to be repaid.

(2)	The entry method of bad debt loss: allowance method is used for reckoning the bad debt loss. By the end of each year, the company will draw some provisions for bad debts to the receivables (including account receivable and other receivables) according to the account age analysis method. The provision proportion sees the following:

Duration of account receivable	Provision proportion
overdue within a year	5%
Overdue one-two years	10%
Overdue two-three years	30%
Overdue more than three years	100%
For those accounts receivable featuring conclusive evidence of the obvious difference of repayment, individual recognizing method is used to draw bad debt provision.
4.7.	Fixed assets pricing and depreciation method
(1)	Validation criteria for fixed assets: the fixed assets concurrently feature the
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following characteristics: 1. tangible assets; 2. high unit value; 3. service life is more than one year; 4. purchased for the purposes of production, offering labor services, lease or operation management.

(2)	The fixed assets pricing and depreciation method: the fixed asset is booked at the actual cost of procurement, and depreciated according to straight-line method from the next month after reaching the serviceable conditions.

The salvage value rate, depreciation life and annual depreciation rate of all kinds of fixed assets:

Fixed assets group	Depreciation life	Annual depreciation rate (%)
Buildings and structures	20-45	4.85-2.16
General-purpose equipment	8	12.13
Special-purpose equipment	20-25	4.85-3.88
Vehicles	10	9.70
(3)	The validation criteria and provision method for the depreciation provision of fixed assets: by the end of each year, the company will inspect all the fixed assets. If the following factors are found, including continual downslide of market price, technical obsolescence, damage or long-term idling, then the recoverable amount is evaluated for the fixed assets so as to check whether the fixed asset is devaluated or not. If the recoverable amount is lower than the book value of the fixed assets, then the depreciation provision is drawn as the difference between the recoverable amount and the book value. Upon being determined, the depreciation provision of fixed assets cannot be inverted in the following accounting periods.
4.8	Accounting treatment method for borrowing costs

For the borrowing cost occurred, if it compliant to the capitalization conditions of fixed assets construction or procurement, it can be added into the corresponding assets costs; the other borrowing costs shall be determined as expenses and listed in the income statement according to the amount occurred. The assets compliant to the capitalization conditions means those assets can reach operation conditions or sales conditions after a long period
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of procurement, construction or production, including fixed assets, inventory and investment-type properties.
4.9	Entry method for intangible assets
(1)	The intangible assets are initially evaluated at cost.

(2)	The intangible assets with limited service life can be rationally amortized according to the anticipation of the related economic benefits within its service life; for those without reliable and ascertained realization way, straight-line amortization method is adopted. For those intangible assets without ascertained service life, their service life shall be rechecked every year and carried out depreciation test.
4.10	Validation criteria for revenue

The operating revenues of the company mainly cover power generation revenue. The validation criteria for revenue as follows:
(1)	The major risk and remuneration of the ownership are transferred to the buyers;

(2)	The company neither keeps the ownership-related management right, nor implements effective control to the sold goods;

(3)	The amount of revenue can be measured reliably;

(4)	The correlative economic benefits likely flow in the company;

(5)	The related cost occurred or to be occurred can be measured reliably.
4.11	Accounting treatment method for income tax

The accounting treatment method of the corporate income tax is balance sheet debt method.

If the book value of assets is greater than its tax base or the book value of liabilities is less than its tax base, the liabilities of deferred income tax shall be determined; if the book value of assets is less than its tax base or the book value of liabilities is greater than its tax base, the assets of deferred income tax shall be determined.

4.12	Taxation (tax rate)

Value added tax rate is 6%, urban construction tax rate is 1% of the value
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added tax (business tax), education surtax is 3% of the value added tax (business tax), local education surtax is 2% of the value added tax (business tax), the applicable rate of corporate income tax is 33%. Approved by the Local Taxation Bureau of Jingning She Autonomous County (JINGDISHUIZHENG [2006] No.20), the company was exempt from corporate income tax in 2006 but cannot enjoy the exemption policies by January 1, 2007. The water resource fee is charged as RMB 0.01 per KWH for the grid power.
III Appraisal Objectives
The project appraisal objective is that China Hydroelectric Corporation planed to purchase all interests of Yingchuan Hydropower Development Company. Jingdu Company has been entrusted by China Hydroelectric Corporation to develope appraisal work for all shareholders’ equity value of Yingchuan Hydropower Development Company on the appraisal base day and supplied value references for the aforementioned economic behavior.
IV Appraisal Subject
The appraisal covers all the shareholders’ equity of Yingchuan Hydropower Development Company.
The audited balance sheet of the Yingchuan Hydropower Development Company on the appraisal base day is as follows: the assets are RMB 285.9597 Million. The liabilities are RMB 107.2098 Million. The net assets are RMB 178.7499 Million. Including:
1.	Assets

The current assets book value is RMB 19.2858 Million, including monetary fund, receivable account and other receivables.

The fixed assets book value is RMB 258.4574 Million; it is the assets of
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Yingchuan hydropower station. The maximum height of Yingchuan Hydropower Station dam is 87m. The dam top width is 6m. The reservoir capacity is 37.31 Million m3. The power plant installation is 2×20000KW and belongs to Class III project. The water turbine adopted vertical shaft mixed-flow turbine. The yearly design power output is 108.76 Million KWH. The prime assets of the hydropower station includes: barrage, spillway, escape pipe, offlet, power generation water piloting tunnel, Xikengyuan water diversion works, power plant, booster station, surge shaft, penstock, tail water system, water-turbine generator sets and related full set facility, lifting pressure facility, power station manufacturing, living and office auxiliary buildings and four transferred land use right.
2.	Liabilities

The current liabilities book value is RMB 32.2098 Million, including other payables, the payable staff salary, taxes payable and accrued interest payable.

The long-term liability book value is RMB 75 Million, it is funded debt.
V Value Type and Definition
The value type of the appraisal project is the investment value. The investment value means the value of assets for the specific investors who have investment target or the investors of a certain kind.
The connotation of the appraisal project investment value is the all equity value of the shareholders of Yingchuan Hydropower Development Company. It corresponds to net assets value of the Yingchuan Hydropower Development Company.
The appraisal values stated in the report, means the value of all the stockholders’ equity on the base date, including cash flow and appreciate depreciation and cash convention, provided that the enterprise is running continually. Appraisal values in
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this report are drawn by Jing Du according to the agreed appraisal assumptions and restrictive conditions on the appraisal subject and by means of procedures and method stated in this report. They only serve in providing appraisal opinions to these appraisal objectives.
VI Appraisal Base Day
The asset appraisal base day of this project is September 30, 2007.
In favor of guaranteeing appraisal result and effectively in the service of appraisal objectives, the appraisal base day has little effect on the appraisal result and is capable of correctly reflecting the up-to-date status of related assets. The day is decided by the entrustee after the joint negotiation and approaches the realization day of relevant economic activities as possible.
The pricing standard adopted in this appraisal is the effective pricing standard on the appraisal base day.
VII Appraisal Assumptions and Restrictive Conditions
1.	Yingchuan Hydropower Development Company will continue its operations and its scope of business, method and decision-making process will have few changed in the future.

2.	The future macroeconomic environment of Yingchuan Hydropower Development Company will have no significant changes and the enterprise will completely observe national laws and regulations. Laws, regulations and relevant industrial policies and supervising measures under which the profit is forecast will also have no or few changes in the future.

3.	Inflation rate, national current back credit interest rate, tax base and tax rate, service and product price fluctuations can be kept in a normal range and will have no significant changes.

4.	With the local government’s reconstruction for the external power transmission circuit, the power transmission capability improvement can increase the power generation capacity of the Yingchuan Hydropower Station in high water period,
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5.	In the forecast year, the entrustee can improve the power generation peak-valley ratio via coordination and reach the expected goal through Lishui Electricity Generating Board (80%:20%).

6.	In the forecast year, no force majeure or unpredictable factors that would cause major detrimental effects to the main operations of the enterprise or result in great losses of the enterprise properties would happen.

7.	The operator of the enterprise is responsible and top management of the enterprise is competent for their duties.

8.	No legal disputes or obstacles of assets and business of Yingchuan Hydropower Development Development Company exist. The property right of assets is clear.

9.	The Yingchuan Hydropower Development Company is able to be in sustained operation. The continued operation qualification can be obtained when the business license recorded operation expiry date reached.
During the appraisal, appraisers have observed requirements of assets appraisal and adopted current terms and conditions of policies, industrial conventions, statistical parameters or preconditions concerning the universal industrial parameters and on the appraisal base day, no deviation factors existed. In case that great change has taken place to further economic environment, appraisers will assume no responsibility for different results deduced from the changed preconditions.
VIII Appraisal Principle
1.	Acceptable principles stated in national and industrial regulations;

2.	Principles of independence, objectivity and specialty;

3.	Principle of continuous operation of assets, substitutability and open market;

4.	Principle of variation of main beneficiaries of the property right.
IX Appraisal Basis
This appraisal is made by observing related national laws, regulations and other fair appraisal basis, pricing standard, appraisal references concerning assets appraisal.
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1.	Behavior Basis

(1)	Assets Appraisal Business Agreement concluded between Jing Du and China Hydroelectric Corporationl

2.	Legal Basis

(1)	Management Measures for State-owned Assets (No.91) issued by the State Department in 1991;

(2)	Evaluation Management Detailed Rules on State-owned Assets (GUOZIBANFA [1992] No.36) issued by the original State State-owned Assets Administration Bureau;

(3)	Opinions on Assets Appraisal Operation Norms (try out) issued by China Appraisal Society;

(4)	Temporary Provisions for Assets Appraisal Report Basic Content and Format (CAIPINGZI No.91) issued by the Ministry of Finance;

(5)	Opinion on Certified Public Valuer Focusing on the Legal Right of Appraisal Subject (HUIXIE [2003] No.18) issued by the China Institute of Certified Public Accountants(CICPA );

(6)	Instruction Opinion on Business Valuation ([2004] No.134) issued by China Appraisal Society;

(7)	Assets appraisal criteria;

(8)	Policies and regulations concerning enterprise finance, accounting, revenue and assets management established by the Ministry of Finance, Headquarters of People’s Bank of China, National Taxation Bureau and the original State State-owned Assets Administration Bureau.

3.	Property Right Basis

(1)	Business license of the enterprise as a legal person;

(2)	The file ZHESHUIZHENG [1998] No. 531 Endorsement on preliminary design of Yingchuan hydropower station in Jingning County by Water Resource Bureau of Zhejiang Province;

(3)	State land use permit submitted, Building ownership certificate and vehicle driving certificate;

(4)	Financial materials like accounting statements;

(5)	Application materials for assets appraisal.
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4.	Pricing Basis

(1)	Current deposit and loan rates of financial institutions issued by the People’s Bank of China;

(2)	Loan Contract, Mortgage Contract, Contract of Guarantee, Parallel in Economic Agreement and Preliminary Design Report of Yingchuan hydropower station.

(3)	The annual interest of the registered national debt (seven-year term) face value in 2007 (the fourteenth term)

(4)	The Income Tax Law of the People’s Republic of China;

(5)	The production record and the power fee statistics from the year 2002 to September, 2007. Offered by Yingchuan Hydropower Development Company;

(6)	Relevant information of the listed power generation companies.

5.	Other References

(1)	The audit reports of Yingchuan Hydropower Development Company in the year 2004, 2005, 2006 and September 30, 2007;

(2)	Price information and other materials collected from news, journals, webs, manufacturers and other channels;

(3)	Relevant contracts and agreements provided by the appraised enterprise;

(4)	The analysis of the efficiency increasing statement of Yingchuan Hydroelectric Station provided by entrustee;

(5)	Relevant information mastered by appraisers and materials from field investigation.
X Appraisal Method
The income approach is adopted in this appraisal assuming the continuous operation of the enterprise.
1.	Preconditions for Application of the Income Approach

The income approach refers to such an assets appraisal approach that the value of the appraised assets is decided by means of estimating the expected return of the appraised assets and converting them into present value. Preconditions for application of the income approach as follows:
(1)	The clear property right of the enterprise assets appraised;
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(2)	The future income of enterprises able to be monetarily quantified;

(3)	The future operating risk of the enterprise able to be monetarily quantified.
2.	Profit Forecast Basis

(1)	The basis of this appraisal is established on the precondition of the normal operation of the enterprise and all earnings are from the normal operation of the enterprise, taking no account of accidental factors and non-comparable factors.

(2)	The profit forecast takes the actual stock assets of the enterprise and has taken the influence on the normal earnings of the enterprise from the reasonable improvement of stock assets and the additional investment into consideration.

(3)	The profit forecast is established on the findings of audit from Yingchuan Hydropower Development Company, in accordance with the profit forecast submitted by the enterprise and the working plan provided by entrustee’s and according to relevant information collection from inquiry carried out by appraisers. It has necessarily analyzed, estimated and confirmed the reasonableness of the profit forecast by the enterprise and some adjustments have been made.

(4)	Operation materials of the past years and the preliminary design report provided by Yingchuan Hydropower Development Company;

(5)	The analysis of the efficiency increasing statement of Yingchuan Hydroelectric Station provided by entrustee

(6)	The unification of accounting process adopted.
3.	Appraisal Model of the Income Approach
The discounted cash flow model adopts entity cash flow. Its computing formula is: The basic format of entity cash flow model is:
     Entity value=entity cash flow t/ (1+ weighted average cost of capital) t
     Shareholders equity value=entity value— liability value
     Liability value = payable liability cash flow/ (1+equal risk liability cost) t
     The entity cash flow= after-tax profit before interest+ depreciation and
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amortization — operation capital increment- capital expenditure
4.	Establishment of the Forecast Period
So as to be able to reflect cash flow of the power station operation in a long time, we confirmed the predicted period is five years (including the fourth-quarter of the year 2007). It is from the year 2007 (the first year) to the year 2011.
5.	Establishment of Benefit Period
The operation period of the Yingchuan Hydropower Development Company is thirty years as stated in the company regulations, counting from the issuance of the operation license. The operation period stated in the business license of the enterprise as a legal person is from Aug. 26, 1998 to Aug. 25, 2028. On the base of the economic development prospect of generating power by water conservancy and supposing the enterprise to be operate continentally, the appraisal benefit period is permanent, namely from Sep. 30, 2007 to the permanency.
6.	Establishment of the Discounting Rate
According to the principle of unifying the earning capacity and the discounting rate, the earning capacity is entity cash flow, so the discounting rate” r” will choose the weighted average cost of capital (WACC), i.e., the return on investment capital, also called investment capital cost, a comprehensive return rate decided by the structure and return rate of the shareholders’ equity capitals and interest-payment debenture capitals.
     The computing formula is:
WACC = Ke*We+Kd*(1-T)*Wd
Ke: Shareholders’ equity capital cost;
Kd: debenture capital cost;
We: the ratio of shareholders’ equity capital in the capital structure;
Wd: the ratio of debenture capital in the capital structure;
T: valid income tax rate of the company;
(1)	Definition of Ke
According to the capital asset pricing model (CAPM) and on this base, considering
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the individual risk earning of Yingchuan Hydropower Development Company, the computing formula is:
Ke= Rf+β×Rpm+A
Rf: risk-free return rate;
RPm: market risk premium;
A: individual risk adjustment.
1	Risk-free Return Rate Rf
     The annual interest of the registered national debt (seven-year term) face value in 2007 (the fourteenth term) is 3.9% and if converted into the compound interest, the interest is 3.51%, so the risk-free return rate is 3.51%.
•	Enterprise risk coefficient β

It is confirmed according to inquiry the enterprise analogous Hu Shen A shares stock listed company Beta value, the specific confirmation process as follows:

Firstly, on the base of Beta without the finance lever from the listed companies of the same kind, the average Beta without the finance lever can be worked out. According to the interest-bearing debt status as well as the future financing plan of the enterprise, the Beta of the enterprise can be worked out.

Through calculation, the Beta without finance level in the listed companies of the same kind is 0.2939.

According to the operation capacity, financing capacity and the future capital structure of the enterprise, the debt/equity ratio (D/E) from October 2007 to 2011 can be determined. Through the formula βL=(1+(1-T)×D/E)×βU, we can work out the Beta coefficient of the enterprise, see the following table.

	Oct.- Dec., 2007	2008	2009	2010	2011
Payment of interest liability D/ equity E	0.14	0.54	0.35	0.18	0.13
corporate income tax	33%	25%	25%	25%	25%
BETA	0.32	0.41	0.37	0.33	0.32
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3	Market Risk Premium Rpm

Domestic securities market is an emerging but bundle one. On one hand, the domestic market has a relatively shorter history data and in the first several years of its establishment, the speculation atmosphere was pregnant, so the market fluctuation is large; on the other hand, presently, the control over the exchange flow under the capital account is strict, plus the particularity of the stock equity separation, so the stock equity risk premium deduced directly from the history data has a low reliability, while in the mature market, owing the long history data, the overall stock equity risk premium on the market could be got from analyzing the history data, so the risk premium of international emerging markets commonly could be decided by the risk premium of the mature market. In this appraisal, the market risk premium Rpm is 7.5%.
•	The risk adjustment coefficient

According to the operation data statistics in the previous years, the power station has reached power generation capacity stated in the preliminary design report. Its installed capacity is 40,000kW, and its income is stable under the current power generation capacity. With the local government’s reconstruction on the power transmission circuit, the local power transmission capability is improved, and its power generation capacity is increased in the rainy season, so that its annual power generation capacity can be improved accordingly. Meanwhile, the coordination of Lishui Hydropower Bureau can improve its peak/valley ratio so as to increase income. Considering the influence of the aforesaid factors on revenue, this appraisal believes that it has certain operation risk. At present, the assets/liabilities ratio of the enterprise is not high and its business finance risk is not high. Whereas the above content, the specific risk adjustment “A” is confirmed to be 1%.
•	Equity Capital Return Rate r
     Ke = Rf+β×Rpm+A

	Oct.- Dec., 2007	2008	2009	2010	2011
Rf	3.51%	3.51%	3.51%	3.51%	3.51%
Rm	7.50%	7.50%	7.50%	7.50%	7.50%
BETA	0.32	0.41	0.37	0.33	0.32
A	1%	1%	1%	1%	1%
Ke	6.91%	7.59%	7.29%	6.99%	6.91%
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(2).	Kd, the ratio of calculated finance expenses (according to the actually performed interest-paid accounting contract) / the actual interest-paid accounts (in the same period). Kd value shall be determined year by year.

(3).	Definition of We and Wd

In combination with the future operation condition, financing capability and capital structure planning of the company, the proportion of the capitals in the total capital;

(4).	Definition of WACC

The WACC is estimated according to corporate income tax rate and forementioned indices.

	Oct.- Dec., 2007	2008	2009	2010	2011
Liability proportion ( Wd))	0.12	0.35	0.26	0.15	0.11
Equity proportion (We)	0.88	0.65	0.74	0.85	0.89
Corporate income tax rate (T)	33%	25%	25%	25%	25%
WACC	6.77%	7.19%	7.20%	7.17%	7.14%
7.	Shareholders Equity Value Calculation
The entire shareholders’ equity is decided according to the present actual operation status of the appraised enterprise, by means of subsection forecast of the future income of Yingchuan Hydropower Development Company and converting the income into cash to realize its entity value, which then shall be deducted by the interest-payment liabilities. Firstly, the annual cash flow of the Yingchuan Hydropower Development Company from 2007 to 2011 is forecast; secondly, it is presumed that the enterprise will run permanently and the entity cash flow remains the same as that of 2012 after the year 2012; Thirdly, according to the selected discounting rate, the aforesaid two-stage entity cash flows are converted into cash; Fourthly, they shall be summed up and the entity value of Yingchuan Hydropower Development Company is figured out; Finally, The shareholders equity value is obtained by liability value subtracted from entity value. Entity value computing formula is:
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In which	P: the entity value of the enterprise

Rt: the entity cash flow in the Tth year

R: weighted average cost of capital; l.

T: the forecast year;
n and n+1:	are the last year of the forecast period and the first year after the forecast period respectively;

Rn+1:	the entity cash flow of the (n+1) th year, namely the first-year pre-interest cash flow after taxes after the forecast period.
8.	Selection of Data Estimations
The financial data forecast of Yingchuan Hydropower Development Company has been adjusted based on the manufacturing and operation capacity in the preliminary design, in accordance with national current related laws, codes and macro-policies, the status and foreground of the China power industry, and trend of Zhejiang power and according to the analysis the predominance and risk of the enterprise, especially the market environment and development prospect and potentials of the enterprises, the appraisers carried out necessary analyses and judgment for the profit forecast from the year 2007 to the year 2011. And the rationality of forecast is affirmed, specific adjustment are based on this.
(1)	Prime Operating Revenue

The prime operating revenue Yingchuan Hydropower Development Company, as a hydroelectric enterprise, is the income from power sales.

In the forecast, various operational indicators influence on the income should be taken into consideration.
1	Installed generation capacity: refer to preliminary design, it is confirmed according to practical installed generation capacity.

2	Utilization hours in a year: it is confirmed according to preliminary design capability, refer to operation of the unit record in pass years and the future
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power generation growth factor should be taken into consideration.

3	The station service power consumption rate, transformer loss rate and the line loss rate for the exclusive power supply and transformation:

the station service power consumption rate and transformer loss rate are calculated according to ratio of operation record statistic the grid power to annual power generation. The line loss rate for the exclusive power supply and transformation is calculated by adopting 2%.

4	The estimation of the grid power: it is estimated based on the aforesaid indicators.

5	Establishment of the power price: it is established according to Parallel in economic agreement that was signed by the enterprise and Lishui Electric Power Bureau, the actual settlement power price and Explanation on Yingchuan Power Station ‘ parallel in economic agreement.

6	The estimation of the prime operating revenue: it is estimated based on the aforesaid indicators.
(2)	Prime Operating Cost

The prime operating cost includes salary, depreciation and amortization, water resources fee, repair charge, mini hydro management fee, running cost. It is estimated according to cost real data of Yingchuan Hydropower Development Company during its main business trial running and the break-even cost data during preliminary design. The future increase is also considered.
1	Based on the 2007 level, wages of workers will rise 5% per annum to 2011. the wage level in the year 2012 and the year after will held the line. The number of employee is confirmed according to personnel arrangement in preliminary design report and practical situation

2	Depreciation and amortization are determined according to practical provision of monthly depreciation level. The cost of water resources shall exercise the current standard: RMB 0.01 yuan for 1kW.

3	Maintenance expenses: because the hydropower station is nearly established, the maintenance expenses are increasingly growing year by year from the year 2007. It will reach 0.5% of the predicted original value of
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fixed assets in the year 2011. Subsequently, the annual maintenance expenses retain constant.

4	The cost of water resources shall exercise the current standard: RMB 0.01 yuan for 1kW.

5	The cost of mini hydro management shall exercise the current standard: it is taken according to 35% of the cost of water resources.
(3)	Tax and Associate Charge of Main Operations

Taxes and associate charges of main operations include urban construction tax and education surtax, which shall be estimated according to current tax standards, namely the urban construction tax is 1% of the actual paid value added tax and the education surtax is 3% of the actual paid value added tax. The local education surtax is 2% of the actual paid value added tax, The water conservancy construction fund is 0.1% of the actual paid value added tax

(4)	Management cost

The management cost includes salary, employee welfare cost, labor union expenditure, staff education expenditure, staff endowment insurance, bonus, amorization of intangible assets and other management cost.
1	Based on the 2007 level, wages of workers will rise 5% per annum to 2011. The wage level in the year 2012 and the year after will hold the line. The number of employee is confirmed according to personnel arrangement in preliminary design report and practical situation.

2	Staff welfare cost is estimated according to the current standard.

3	Labor union expenditure is estimated according to the current standard.

4	Staff education expenditure is estimated according to the current standard.

5	Staff endowment insurance is referred to the current standard.

6	Bonus is estimated according to the current bonus standard.

7	the amortization of the intangible assets is estimated on the base of the actual amounts incurred in the previous years.

8	Other management expenses are estimated on the base of the actual amounts incurred in the previous years.
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(5)	Financial expenses

Financial expenses: it is estimated according to enterprise implementary loan agreement and in combination with the future operation condition, financing capability and future capital structure planning of the enterprise.

(6)	Non-operating Income and Non-operating Expenses

Non-operating revenues and expenses are not recur renting items, so they haven’t been taken into consideration in this profit forecast.

(7)	Corporate income tax

The corporate income tax is determined according to the Company’s implemented tax rate: in 2007, it is estimated according to the current income tax rate (33%). After the year 2008, it will carry out the new income tax rate stated by the newly-published “Enterprise Income Tax Law of the People’s Republic of China”, i.e. 25%.

(8)	After-tax Profit

Based on the said profit and loss items like income and cost, the after-tax profit is decided.

(9)	Net Investment
          Net investment = capital expenditure + increase of operation funds - depreciation and amortization
1	Capital Expenditure

The capital expenditure is decided by the new power station plan. At the same time, on the condition of the permanent operation of the enterprise, the funds of depreciation and amortization are equivalent to the capital expenditure. Because the appraisal takes no account of additional investment, provided that the enterprise kept simple reproduction and the facility requires resetting, the annual capital expenditure sum is equal to the provision of depreciation of equipment.

2	Increase of Operation Funds
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The demand for the operation funds in the company is slim and the cash flow brought by the daily power sales is able to support the daily operation turnover, so the increase of operation funds is taken no account of.

3	Depreciation and Amortization

The forecast value of the depreciation and amortization is decided on the basis of forecast depreciation of fixed assets of main business cost.
(10)	Forecast of Annual Stockholders’ Cash Flow

According to the said forecasts, the forecast of annual shareholders’ cash flow is as follows:
Unit: RMB, 10 thousand

	Oct.- Dec.,
Item	2007	2008	2009	2010	2011
I. Prime Operating Revenue	636.68	4,655.93	5,028.09	5,028.09	5,028.09
Less: discount distribution	—
Prime Operating net sale	636.68	4,655.93	5,028.09	5,028.09	5,028.09
Less: Cost of Main Operations	325.63	1,196.09	1,209.81	1,221.43	1,233.23
Tax and Associate Charge of Main Operations	2.93	21.42	23.13	23.13	23.13
II. Profits from Main Operations	308.12	3,438.42	3,795.15	3,783.53	3,771.73
Add: other business profit
Less: the operation expenses
General and Administrative Expense	81.30	283.70	295.10	307.15	319.63
Financial Expenses	207.30	792.53	560.47	331.37	265.67
III. Operating Income	19.52	2,362.19	2,939.58	3,145.01	3,186.43
Add: investment income
Subsidiary earnings
Non-operating Income
Less: Non-operating Expense
Iv. Income Before Tax	19.52	2,362.19	2,939.58	3,145.01	3,186.43
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	Oct.- Dec.,
Item	2007	2008	2009	2010	2011
Less: Income Tax	6.44	590.55	734.90	786.25	796.61
V. Net Income	13.08	1,771.64	2,204.68	2,358.76	2,389.82
VI. Pre-interest Profit After Taxes	151.97	2,366.04	2,625.04	2,607.29	2,589.08
Add: depreciation and amortization	222.12	887.78	887.78	887.78	887.78
Less: the capital expenditure	49.79	199.15	199.15	199.15	199.15
Less: business current assets increment	—	—	—	—	—
VII. Entity cash flow	324.30	3,054.67	3,313.67	3,295.92	3,277.71
(11)	The estimation for entity cash flow present value

Through above indictor’s estimation, it is calculated by adopting the above-mentioned entity cash flow calculation of present value. The entity value of enterprise forever operation state is RMB 452.7187 Million.

(12)	Shareholders equity value calculation

Shareholders equity value = entity value– liability value
1	Liability value

The enterprise has RMB 97.1388 Million for various payment of interest accounting on appraisal base day. The liability value is RMB 97.1388 Million.

2	Interests Value

Shareholders equity value = entity value - liability value= 452,718,700-97,138,800 = 355,579,900
XI Implementation Process and Conditions of Appraisal Procedures
The appraisal process can be divided into five stages:
(I)	Acceptance of Commission
Main jobs of this stage include: defining appraisal objectives, scope and the
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appraisal base day, establishing work scheme of assets appraisal and signing agreement on assets appraisal.
(II)	Preparations
1.	As required by the assets appraisal, arranging the application form of assets appraisal for the entrustee and the appraised enterprise and assisting the appraised enterprise for assets declaration;

2.	Collecting and preparing materials required by assets appraisal.

(III)	Assets Check and Verification

1.	Listening to introductions on the enterprise status, the history and status of the appraised assets by persons concerned in the assets-holding enterprise;

2.	Consulting and discriminating the application form of assets appraisal provided by the enterprise, checking and verifying the physical assets with the financial records of the enterprise, proving the authenticity and integrality of declaration materials submitted by the enterprise;

3.	Verifying the real objects on the scene according to the application form of assets appraisal, looking into and recording the assets conditions, talking with asset management personnel to learn the operation and management status of assets, investigating whether there are overage assets influencing appraisal;

4.	Examining certificates of the property right of the appraised assets, equipment purchase contract, accounting materials like account current and invoices, and making clear of the enterprise assets property right;

5.	Consulting the project approximate budget and audit materials, spot-examining assets discharge statement, equipment operation records, maintenance and accident records and looking into the remaining status of assets to confirm the continuous development of assets operation;

6.	Investigating the operation, financial and future development status of the enterprise, making proper adjustments after analyzing related indices;

7.	Investigating and confirming the market environment where the appraised enterprise is located.
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(IV)	Estimations and Gathering

1.	Analyzing obtained materials and selecting proper appraisal approaches according to the status and features of the appraised assets;

2.	Acquiring pricing basis and price materials;

3.	Calculating the appraisal value;

4.	Analyzing the appraisal conclusion and adjusting, amend and perfecting the assets appraisal result;

5.	Writing appraisal explanations and appraisal report;

6.	Carrying out three-level double checks, supplementing and amending the appraisal report and appraisal explanations.

(V)	Submittal of the Report

According to the appraisal condition, submitting Assets Appraisal report discussion draft to the entrustee; according to opinions from the entrustee and the assets-holding enterprise, making necessary amendments; submitting a formal Assets Appraisal report to the entrustee after it has been confirmed all right by the entrustee and the appraised enterprise.
XII Appraisal Conclusions
(I)	The Legal Property Right of the Appraisal Subject

The work of certified public valuers aims to estimate and professionally comment the value of the appraisal subject, but the confirmation of the legal property right of the appraisal subject or comment on them is beyond their work scope. The entrustee and the related disputing party shall offer materials on the legal property right of the appraisal subject and shall assume all responsibilities on the authenticity, legitimacy and integrality of such materials. Certified public valuers are not entitled to confirm or comment the legal property right of the appraisal subject, so we hereby provide no guarantee to the legal property of the appraisal subject. The entrustee and related disputing parties shall pay attention to this.

According to Opinion on Certified Public Valuer Focusing on the Legal Right of
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Appraisal Subject, on the appraisal scene, appraisers have properly paid attention to the property right to the appraisal subject, collected and checked certificates of the legal property right of the appraisal subject and investigated issues concerning the property right.

Yingchuan Hydropower Station is the major assets of Yingchuan Hydropower Development Co., Ltd. The property ownership certificates of the hydropower station (JINGZI No.00011244, No.00011245 and No.00011246) have been transacted already. The owner of the properties is Jingning Yingchuan Hydropower Development Co., Ltd.

The hydropower station has four plots of land, for which the state-owned land use certificates have been transacted already.
The land use certificate No. of the plant site land is JINGGUOYONG No.029 (2003), and the land user hereof is Zhejiang Guangsha Jingning Yingchuan Hydropower Development Co., Ltd., for which the user name alteration formalities have not been transacted.

The land use certificate No. of the reservoir is JINGGUOYONG No.030 (2003), and the land user hereof is Zhejiang Guangsha Jingning Yingchuan Hydropower Development Co., Ltd., for which the user name alteration formalities have not been transacted.

The land use certificate No. of Zhidongkou, Xincun Village is JINGGUOYONG No.866 (2003), and the land user hereof is Zhejiang Guangsha Jingning Yingchuan Hydropower Development Co., Ltd.

The land use certificate No. of Zhidongkou, Huangyangcun Village is JINGGUOYONG No.867 (2003), and the land user hereof is Zhejiang Guangsha Jingning Yingchuan Hydropower Development Co., Ltd.

The land use right type of the four plots of land is transfer.

The Santana Car with license Zhe No.KA8375, owned by Yingchuan
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Hydropower Company, its owner is Zhejiang Guangsha Jingning Yingchuan Hydropower Development Co., Ltd., for which the user name alteration formalities have not been transacted.

Yingchuan Hydropower Company signed mortgage contract (mortgage contract No33902200700024141) with Jingning She Autonomous County Branch, Agricultural Bank of China. The assets of Ying Chuan hydropower station is mortgaged to She Nationality Autonomous County Branch, Jingning, Agricultural Bank of China. The medium term loan sum is RMB 25 Million. The term of performance of an obligation of the debtor is from May 10, 2007 to May 9, 2010.
(II)	Appraisal conclusion

Up to the appraisal base day Sep. 30, 2007, by means of income approach, the entity value appraisal value of Yingchuan Hydropower Development Company is RMB 452.7187 Million and all shareholders equity appraisal value is RMB 355.5799 Million.

(III)	Explanations to Appraisal Conclusions

1.	The selling price of power in Yingchuan Hydropower Development Company is in accordance with the current standard, taking no consideration of prospective adjustment.

2.	As the enterprise has been operated for more than 5 years, it enjoys the preferential policies of corporate income tax relief no longer.

3.	With the local government’s reconstruction for the external power transmission circuit, the power transmission capability improvement can increase the power generation capacity of the Yingchuan Hydropower Station in high water period, subsequently; the annual power generation capacity can be improved. In the forecast year, as the consummating of the locat electrical network structure and the fortified management the entrustee would improve the power generation peak-valley ratio via coordination and reach the expected goal through Lishui Electricity Generating Board. This appraisal takes the above factors’ influence on the power generation and peak to valley ratio into
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consideration.

4.	The estimation of grid power quantity is estimated on the base of the operation data in the previous years, considering the multi-year average power output as well as the improved power transmission capability from the grid reconstruction into consideration. In the actual operation, the grid power quantity may be higher or lower than the aforesaid level due to the impacts of the natural factors.

5.	The appraisal conclusion is the working results after carrying out all the aforesaid appraisal procedure. The appraisal conclusion is not a guarantee for the operation status and operation achievements of the enterprise in the future.
XIII Explanations to Particular Issues
Issues that may influence the appraisal conclusions but are beyond the capabilities of appraisers for estimation are including but not limited to:
1.	Assets and liabilities of Yingchuan Hydropower Development Company to be appraised have already been audited by the China certified account and acquired the audited accounting statement on the appraisal base day.

2.	Materials provided by the top management of Yingchuan Hydropower Development Company and other personnel are the basis of this report, so Yingchuan Hydropower Development Company shall be responsible for the authenticity, legitimacy and allsidedness of such materials. For defect issues that exist in Yingchuan Hydropower Development Company and may influence the appraisal conclusions, if not particularly stated or expressed clearly in the appraisal field investigation or unable to be obtained according to the professional experience, the appraisal institution and appraisers shall be exempt from any responsibilities thereof.

3.	The Yingchuan Hydropower Development Company submitted Yingchuan hydropower station preliminary design report and The Profit Forecast from the Year 2007 to 2011 and the analysis of the efficiency increasing statement of Yingchuan Hydroelectric Station, which are one of the main bases for the appraisal report.
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4.	It has been assumed that assets of the Yingchuan Power Station have been pledged, so the influence from other rights like pledge and guarantee in the appraisal conclusions hasn’t been taken into consideration.

5.	Interests or obligations beyond the appraisal scope, such as contingent benefit, contingent assets or contingent liabilities, haven’t been taken into consideration.
It is hereby notified that the report users shall pay attention to the influence on the appraisal conclusions from the said issues.
XIV Major Issues after Appraisal Base Day
1.	They refer to key issues that happen between the appraisal base day and the submittal day of the appraisal report.

2.	Other key issues that haven’t been provided by the appraised enterprise or discovered by appraisers after the appraisal base day;

3.	After the appraisal base day and within the valid period of the appraisal report, if the amount of assets varies, it shall be priced according to the original appraisal approach of such assets and corresponding adjustments of assets shall be made. Due to specific causes, if the price standard of assets has been changed, which has obviously influenced the appraisal assets. the entrustee shall request the appraisal institution to reassess the appraisal value according to the practical situations.
XV Legal Effect of the Appraisal Report
1.	Appraisal conclusions stated in the report are merely a reflection of the current fair market price that was decided according to the principle of open market, of the appraised assets under the appraisal objectives, taking no consideration of influences from losses caused by activities like pledge and guarantee, or significant changes of the national macroeconomic policies, or natural forces and other force majeure. The precondition of this report is the continuous operation of the assets, so if the precondition is changed, the appraisal conclusions will be null. The report is exclusive for the appraisal objectives, so the signing certified public valuers and the appraisal institution shall be exempt
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from any responsibilities from results caused by misapplications.

2.	The valid date of this report is one year, namely from September 30, 2007 to September 29, 2008. During this period, if the appraisal objectives are to be realized, the report shall work as the pricing basis and shall be adjusted, in the form of self-regulating or entrusting the appraisal company, according to issues concerned after the appraisal base day, the appraisal conclusions in this will be invalid after one year.

3.	Appraisal conclusions in this report are exclusive for the entrustee to realize the appraisal objectives.
XVI Appraisal Reporting Day
The formal presentation data of the Assets Appraisal report is November 15, 2007.
(No text in this passage)
Assets Appraisal Institution: Beijing Jing Du Assets Valuation Company Ltd.
Legal Representative of Assets Appraisal Institution: Jiang Jianying
China Certified Public Valuer: Wang Ri
China Certified Public Valuer: Sun Chaohui
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November 15, 2007
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Zhejiang Jingning Yingchuan Hydropower
Development Co., Ltd.
Share Transfer Project
Document for Future Reference
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Statement on the Application Scope of Document for
Future Reference of the Assets Appraisal Report
This document is exclusive for the economic activities to fulfill appraisal objectives and delivered to the administrative competent departments for assets appraisal for review. The use right of the appraisal report belongs to the entrustee, so without the permission of the entrustee, no offer or disclosure of this report shall be made by the appraisal institution. At the same time, without the approval of us, the whole or partial report shall not be published on the open media by the entrustee. Jingdu is exempt from any legal responsibilities for any other results of economic activities by due to the inappropriate quotation by the entrustee of the appraisal result.
Beijing Jingdu Assets Valuation Co., Ltd.
November 15, 2007
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Appendix 6
Breakdown of Restructuring Credits and Debts of the Object Company and Measures therefore
     By September 30, 2007, the Audit Report of Beijing Jingdu CPA Limited affirms that the capital balance in the finance account of Yingchuan Hydropower Project (“Object Company”, same as below) is RMB 238,386.62, the net worth balance of accounts receivable is RMB 10,639,814.20 (provision of bad-debt reserve RMB 559,990.22), the net worth balance of other receivables is RMB 8,417,616.45 (Provision of bad-debt reserve RMB 443,032.45) and the balance of liabilities other than those from banks is RMB 31,878,828.43.
     Upon consultation between the Transferors and the Transferee, they have agreed as follows regarding the aforesaid credits and debts (including currency capital):
     1. In accordance with the Equity Interest Transfer Contract, the Transferors shall restructure the credits (including currency capital, amounts receivable and other receivables, same as below) and debts (including other payables, payable compensation to staff, tax payable, interest payable, excluding bank loans, same as below) of the Object Company, in other words, the Object Company will pass the credits and debts to Zhejiang Guangsha Hydropower Investment Co., Ltd by signing credits and debts agreements with creditors and debtors.
     2. Upon restructuring, the Object Company shall receive from or pay Zhejiang Guangsha Hydropower Investment Co., Ltd RMB 12,593,011.16 as the difference between the credits and debts; in accordance with the Equity Interest Transfer Agreement and Framework Agreement, the Transferee shall pay Zhejiang Guangsha Hydropower Investment Co., Ltd such amount by increasing the registered capital; the credits and debts of the Object Company shall be enjoyed and borne by Guangsha Hydropower Investment Co., Ltd.

1

     3. Changes in the credits and debts from the Base Date to Delivery Date shall be settled by the Transferors and Transferee through settling the credits and debts as of the Delivery Date in accordance with the Equity Interest Transfer Contract and these measures.
     4. Prior to the Delivery Date, returned taxes (if any) during the normal course of business of the Object shall belong to the Transferors; if such taxes are received by the Object Company after the Delivery Date, they shall be paid to Zhengjiang Guangsha Hydropower Investment Co.,Ltd within three (3) days upon receipt.
     5. Breakdown of the credits and debts as of the assessment date is as follows (attached hereto):
Date: _________ 2007

2

Breakdown of Yingchuan Credits and Debts

	By September 30			Unit: Yuan
Item	Unit or detail	Amount	Content	Note
Capital currency		228,386.62
Receivables	Lishui City Power Bureau	11,199,804.42	Revenue of power generation	Bad debt reserve 559,990.22
Other receivables		8,860,648.89		Bad debt reserve 443,032.45
	Zhejiang Guangsha Shareholding Co., Ltd.	8,355,648.89	Loans
	Loan deposit at Jingning Agricultural Bank of China	500,000.00	Pre-paid insurance through the life insurance company
	Cheng Jun	5,000.00	Reserve
Total credits		20,288,839.93
Other payables		24,487,639.81
	Guangsha Hydropower Investment	22,881,639.81	Loans
	Lishui Oujiang Power-generating Engineering Co., Ltd.	1,500,000.00	Capital occupancy fee
	Zhejiang Water Conservancy Hekou Research Institute	45,000.00	Consultancy fee
	Lishui Power Industry Association	50,000.00	Membership fee to hydropower industry association
	Jingning Feihong Hydropower Company	11,000.00	Maintenance fee for 10kv wire
Compensation payable to staff		427,050.62
	Staff welfare	302,358.86
	Social insurance	63,616.02
	Union fee	61,075.74
Taxes payable		6,794,633.00
	VAT	952,039.29
	Urban maintenance and construction tax	9,635.16

3

	By September 30			Unit: Yuan
Item	Unit or detail	Amount	Content	Note
	Individual income tax	595.00
	Stamp tax	5,087.42
	Education surcharge	48,175.79
	Special fund for Water conservancy projects	16,279.73
	Water resource fee	1,200,806.10
	Micro hydropower management fee	420,317.13
	Enterprise income tax	4,141,697.38
Interest payable		169,505.00
	Total debts	31,878,828.43

4

Appendix 7
Letter of Undertaking
China Hydroeletric Corporation (CHC):
We had provided guarantee for the following bank loans of Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd:

	Lending Bank or
No.	Agency	Expiry Date	Annual Rate	Currency	Amount
1	Agricultural Bank of China, Mingzhu Sub-branch	Oct. 31, 2008	7.1154%-7.3278%	RMB	30,000,000.00
2	Agricultural Bank of China, Jingning Shezu Autonomous County Sub-branch	Aug.20,2009	7.33%	RMB	20,000,000.00
Whereas CHC is willing to purchase one hundred percent of the equity interest of Jingning Yingchuan Hydropower Development Co., Ltd, we hereby undertake that:

1.	We will continually fulfill our guarantee obligations under above-mentioned guarantee contracts until the fulfillment of the guarantee contracts are legally completed.

2.	If the creditor, the lending bank, requests us to provide the guarantee and perform the procedure separately, we hereby undertake that, prior to the remitting date specified in Article 8.3 of “Formal Equity Interest Transfer Contract of Jingning Yingchuan Hydropower Development Co., Ltd” signed by CHC, Zhejiang Guangsha Stock Co., Ltd and Zhejiang Guangsha Hydropower Investment Co., Ltd, we will provide the relevant guarantee and perform the procedure unconditionally in accordance with the creditor’s requirements and provide an ongoing guarantee for the undue loans of Qingtian Wuliting Hydropower Development Co., Ltd.
Guangsha Construction Group Co., Ltd.
December 13, 2007